EXHIBIT 10.1

Merger Agreement - Execution Copy

AGREEMENT AND PLAN OF MERGER

by and among

JDS UNIPHASE CORPORATION,

JDS UNIPHASE ACQUISITION, INC.,

EPITAXX, INC. and

THE STOCKHOLDERS OF EPITAXX, INC.

October 1, 1999

LIST OF EXHIBITS

EXHIBIT A -- Form of Non-Competition and Confidentiality Agreement

EXHIBIT B -- Form of Employment Agreement Amendment

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger (this "Agreement") is entered into this 1st day of October, 1999 by and among JDS Uniphase Corporation, a Delaware corporation ("ACQUIROR"), JDS Uniphase Acquisition, Inc., a Delaware corporation ("Newco"), EPITAXX, INC., a Delaware corporation ("EPITAXX" or the "Company"), NSG Holding USA, Inc., a Delaware corporation and the principal stockholder of EPITAXX (the "Principal Stockholder"), and the persons executing this Agreement as stockholders of EPITAXX (together with the Principal Stockholder, the "Stockholders").

W I T N E S S E T H :

WHEREAS the Stockholders are the registered and beneficial owners of all of the issued and outstanding shares of capital stock of every kind and description of EPITAXX (said shares being herein referred to as the "EPITAXX Shares");

WHEREAS the parties wish to effect the acquisition of the Company by Acquiror through a merger of Newco with and into the Company on the terms and conditions set forth in this Agreement; and

WHEREAS this Agreement is intended to be a taxable transaction pursuant to the Internal Revenue Code of 1986, as amended (the "Code").

NOW THEREFORE, in consideration of the promises and of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, intending to be legally bound the parties hereby agree as follows:

ARTICLE I

THE MERGER

SECTION 1.1 The Merger. On the basis of the representations, warranties and undertakings set forth in this Agreement, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), Newco shall be merged with and into the Company (the "Merger"). The Merger shall occur at the Effective Time (as defined in Section 1.3). Following the Merger, the Company shall be the surviving corporation (the "Surviving Corporation") and the separate corporate existence of Newco shall cease.

SECTION 1.2 Conversion of EPITAXX Shares.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of the Company, the Stockholders, Newco or Acquiror:

(i) All EPITAXX Shares outstanding immediately prior to the Effective Time shall be converted into and become the right to receive the Merger Consideration (as defined in Section 1.4 below).

(ii) Each share of the common stock of Newco, $0.001 par value per share ("Newco Common Stock"), outstanding immediately prior to the Effective Time shall be converted into and become one validly issued, fully paid and nonassessable share of Class A Common Stock (as hereinafter defined).

(b) The Merger Consideration shall be allocated among the Stockholders in the manner set forth on Schedule 1.2(b).

SECTION 1.3 Effective Time. As soon as practicable after satisfaction or waiver of all conditions to the Merger set forth in this Agreement, but, in any event, no later than five (5) business days after such satisfaction or waiver (unless otherwise agreed in writing by the parties), the parties shall cause a certificate of merger (the "Certificate of Merger") with respect to the Merger to be filed and recorded in accordance with Section 251(c) of the DGCL, in form and content reasonably acceptable to the parties, and shall take all such further actions as may be required by law to make the Merger effective. The Merger shall be effective upon the filing and acceptance of the Certificate of Merger (the "Effective Time").

SECTION 1.4 Merger Consideration.

(a) The aggregate consideration payable by Acquiror in connection with the Merger (the "Merger Consideration") shall be (i) the number of unregistered shares of Acquiror's common stock, $0.001 par value per share ("Acquiror Common Stock"), equal to (A) Three Hundred Ninety-Nine Million Nine Hundred Ninety-Nine Thousand Dollars ($399,999,000) divided by the Market Value (as hereinafter defined) rounded to the nearest whole share (the "Total Acquiror Shares"), minus (B) the portion of such shares allocated to the outstanding Employee Options (as hereinafter defined) pursuant to subsection (f) below, and (ii) $1,000 payable in cash or cash equivalent. For the purposes of this Agreement, the term "Market Value" shall mean the average closing market price of one share of Acquiror Common Stock on the Nasdaq National Market (as reported in the Wall Street Journal, Eastern Edition) for the twenty (20) trading days ending on the third trading day prior to the Closing Date. For the purposes of this Agreement, the term "Exchange Ratio" shall mean the fraction obtained by dividing the Total Acquiror Shares by the number of EPITAXX Shares and the number of shares of the Company's capital stock subject to outstanding Employee Options.

(b) Cancellation of EPITAXX Shares Owned by EPITAXX. At the Effective Time, all shares of EPITAXX Class A Common Stock, par value $0.01 per share (the "Class A Common Stock") and EPITAXX Class B Common Stock, $0.01 par value per share (the "Class B Common Stock") that are owned by the Company as treasury stock prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

(c) Adjustments to Exchange Ratio. The Exchange Ratio shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Acquiror Common Stock), reorganization, recapitalization or other like change with respect to Acquiror Common Stock occurring after the date hereof and prior to the Effective Time.

(d) Fractional Shares. No fraction of a share of Acquiror Common Stock will be issued, but in lieu thereof each holder of EPITAXX Shares who would otherwise be entitled to a fraction of a share of Acquiror Common Stock (after aggregating all fractional shares of Acquiror Common Stock to be received by such holder) shall receive from Acquiror an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) the Market Value.

(e) Treatment of Restricted Shares. The EPITAXX Shares subject to restrictions pursuant to certain Restricted Stock Agreements (the "EPITAXX Stockholders' Agreements") by and between the Company and each of its individual stockholders shall be converted into shares of Acquiror Common Stock in accordance with the provisions set forth in this Section 1 without further restriction.

(f) Options. At the Effective Time, any and all outstanding and unexercised Employee Options shall cease to represent a right to acquire shares of the Company's capital stock and shall be converted automatically into options to purchase shares of Acquiror Common Stock ("Acquiror Options") in an amount and at an exercise price determined as provided below:

(i) The number of shares of Acquiror Common Stock subject to the new Acquiror Option shall be equal to the product of the number of EPITAXX Shares subject to the Employee Option and the Exchange Ratio; provided that any fractional shares of Acquiror Common Stock resulting from such multiplication shall be rounded down to the nearest share; and

(ii) The exercise price per share of Acquiror Common Stock under the Acquiror Option shall be equal to the quotient obtained by dividing the exercise price per EPITAXX Share subject to the Employee Option by the Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent. For this purpose, each EPITAXX Share issuable pursuant to an Employee Option that is outstanding at the Effective Time will be deemed to be outstanding immediately prior to the Effective Time. From and after the Effective Time, the Stock Option Plans (as defined below) shall be assumed by Acquiror and shall continue in effect, provided that no further options shall be granted under the Stock Option Plans.

(iii) All shares of Acquiror Common Stock subject to each New Acquiror Option shall be included in Acquiror's Registration Statement on Form S-8 filed under the Securities Act of 1933, as amended (the "Securities Act"), which Acquiror shall file with the Securities and Exchange Commission no later than fifteen (15) days after the Effective Time, so as to permit the immediate resale of any Acquiror Common Stock issued upon exercise of a new Acquiror Option.

SECTION 1.5 Surrender of Certificates.

(a) Acquiror to Provide Common Stock and Cash. On the Closing Date, Acquiror shall make available for exchange in accordance with this Article I, (i) the shares of Acquiror Common Stock and cash issuable and payable, respectively, pursuant to Section 1.2(a) in exchange for the EPITAXX Shares outstanding immediately prior to the Effective Time, all of which EPITAXX Shares will be surrendered by the Stockholders at the Closing, and (ii) cash in an amount sufficient to permit payment of cash in lieu of fractional shares pursuant to Section 1.4(d).

SECTION 1.6 No Further Ownership Rights in Shares. All shares of Acquiror Common Stock issued upon the surrender and exchange of EPITAXX Shares in accordance with the terms hereof (including any cash paid in lieu of fractional shares) and the cash portion of the Merger Consideration shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such EPITAXX Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of EPITAXX Shares which were outstanding immediately prior to the Effective Time.

SECTION 1.7 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Acquiror shall issue in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Acquiror Common Stock (and cash in lieu of fractional shares) as may be required pursuant to Section 1.2; provided, however, that Acquiror may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Acquiror, the Surviving Corporation or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

SECTION 1.8 Tax And Accounting Consequences. It is intended by the parties hereto that the Merger shall constitute a taxable transaction under the Code. It is intended by the parties that the Merger shall be accounted for under the purchase method of accounting.

SECTION 1.9 Exemption from Registration. The shares of Acquiror Common Stock to be issued in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act by reason of Section 4(2) thereof. The shares of Acquiror Common Stock delivered at the Closing will be "restricted securities" which have not been registered under the Securities Act of 1933, as amended, and must be held until they are either registered or an exemption from registration becomes available for their resale. The certificates representing such Acquiror Common Stock shall, when issued, include such restrictive legends as reasonably required by Acquiror evidencing the foregoing restrictions and any similar restrictions required by applicable state law. Acquiror shall use reasonable efforts to cause such Acquiror Common Stock to be registered under the Securities Act as provided in Section 6.3.

SECTION 1.10 Effects of the Merger. The Merger shall have the effects set forth in Sections 259, 260 and 261 of the DGCL .

SECTION 1.11 Certificate of Incorporation and By-laws. The Certificate of Incorporation and By-laws of the Company, in each case as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation and By-laws of the Surviving Corporation immediately after the Effective Time.

SECTION 1.12 Directors and Officers. The directors and officers of Newco immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation immediately after the Effective Time.

SECTION 1.13 Closing. Subject to the satisfaction or waiver of each of the conditions set forth in Articles VII and VIII of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts immediately prior to the Effective Time (the date of the Closing, the "Closing Date").

At the Closing:

(a) The Company and the Stockholders shall deliver or cause to be delivered to Acquiror the following:

(i) Certificates for the EPITAXX Shares duly endorsed to Acquiror, or accompanied by separate stock assignments with the signature of each Stockholder duly guaranteed by a commercial bank or trust company or by a member of the New York Stock Exchange;

(ii) The certificates required by Sections 7.2, 7.3 and 7.5;

(iii) The opinion of counsel required by Section 7.6;

(iv) A copy of the resolutions of each of the Stockholders and the Board of Directors of each of the Company and the Principal Stockholder, certified by its Secretary, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby and the acts of the officers and employees of the Company and the Principal Stockholder in carrying out the terms and provisions hereof; and

(v) All of the books, data, documents, instruments and other records relating to the Company including without limitation the original incorporation documents, foreign qualifications, by-laws, minute book, stock record book, contracts and agreements referred to in Article II, licenses, patent applications, trademark registrations and permits identified herein and all laboratory notebooks and other notes and records relating to the Company's intellectual property.

(b) Acquiror shall deliver or cause to be delivered to the Principal Stockholder and to the Representative (as defined in Section 12.16) the following:

(i) the Merger Consideration;

(ii) The certificates required by Sections 8.1 and 8.2;

(iii) The opinion of counsel required by Section 8.3; and

(iv) A copy of the resolutions of the Board of Directors of each of Acquiror and Newco, certified by their respective Secretary, authorizing and approving the execution, delivery and performance of this Agreement and the transactions contemplated hereby and the acts of the officers and employees of Acquiror and Newco in carrying out the terms and provisions hereof.

(c) The parties shall deliver:

(i) The Certificate of Merger and the Non-Competition and Confidentiality Agreements referred to in Section 5.13 hereof; and

(ii) Such further documents, resolutions, certificates and instruments as any party or his, her or its counsel reasonably requests to facilitate the consummation of the transactions contemplated hereby.

SECTION 1.14 Further Assurances. At any time and from time to time after the Closing Date, at the request of Acquiror and without further consideration, each Stockholder will execute and deliver such other instruments of sale, transfer, conveyance, assignment and confirmation as may be reasonably requested in order to more effectively transfer, convey and assign to Acquiror and to confirm Acquiror's title to the EPITAXX Shares.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF
THE PRINCIPAL STOCKHOLDER AND EPITAXX

In this Agreement, any reference to any event, change, condition or effect being "material" with respect to any entity means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement, any reference to a "Material Adverse Effect" with respect to any entity means any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole. In this Agreement, any reference to "Material Adverse Change" with respect to any entity means any change which is, individually or in the aggregate, materially adverse to the business, operations, properties, assets, liabilities or condition (financial or otherwise) of such entity and its subsidiaries, taken as a whole. Whenever the term "to the Company's knowledge" or similar expression appears in any representation or warranty in this Article II, it means to the actual knowledge of the officers and directors of the Company and all management employees of the Company having responsibility for the area of operations of the Company's business or the financial or legal matters as to which the issue of knowledge relates under this Agreement (all such persons, "Knowledge Parties"). Whenever the term "the Company has received no notice" or like expression appears in any representation or warranty in this Article II, it means that none of the Knowledge Parties has received actual oral or written notice of the matter to which such term is applied.

As an inducement to Acquiror to enter into this Agreement and to consummate the transactions contemplated hereby, the Principal Stockholder hereby represents and warrants to Acquiror that:

SECTION 2.1 Title to EPITAXX Shares. The Principal Stockholder owns such EPITAXX Shares beneficially and of record set forth opposite its name, free and clear of all liens, encumbrances, claims, charges, security interests, pledges, restrictions or rights in others (collectively, "Liens"), in the manner specified on Schedule 1.2(b).

SECTION 2.2 Principal Stockholder's Authority to Execute and Perform Agreement. The Principal Stockholder has the full legal right and power and all authority and approval required by law and its organizational documents to enter into this Agreement and to perform its obligations hereunder. The Principal Stockholder has duly executed and delivered this Agreement, and this Agreement is the legal, valid and binding obligation of the Principal Stockholder enforceable in accordance with its terms. On the Closing Date, neither the execution and delivery of this Agreement, the consummation of the transactions contemplated hereby, nor the performance of this Agreement in compliance with its terms and conditions by the Principal Stockholder will (a) conflict with or result in any material violation of any trust agreement, certificate of incorporation, By-law, judgment, decree, order, statute or regulation applicable to the Principal Stockholder or to the EPITAXX Shares owned by the Principal Stockholder, or any material breach of any agreement to which the Principal Stockholder is a party or by which the Principal Stockholder or its EPITAXX Shares are bound, or constitute a material default thereunder, or result in the creation of any claim of any kind or nature on, or with respect to its EPITAXX Shares, or (b) result in any material violation of, or be in conflict with, or constitute a material default under, any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to the Principal Stockholder.

The Company and the Principal Stockholder, jointly and severally, represent and warrant to the Acquiror as follows:

SECTION 2.3 Capitalization. The authorized, issued and outstanding capital stock of EPITAXX consists on the date hereof, and will on the Closing Date consist solely of, 12,500,000 authorized shares of Class A Common Stock, of which 25,200 shares are issued and outstanding and owned by the Stockholders, free and clear of all Liens, as set forth on Schedule 2.3 delivered by the Company to the Acquiror concurrently with the execution of this Agreement; 7,500,000 authorized shares of Class B Common Stock, of which 5,088,000 shares are issued and outstanding and owned by the Principal Stockholder, free and clear of all Liens, as set forth on Schedule 2.3; and 5,000,000 authorized shares of Preferred Stock, of which no shares are issued and outstanding, in each case with no personal liability attaching to the ownership thereof. All of such shares are duly authorized, validly issued, fully paid and non- assessable and were issued in full compliance with all federal, state and local rules, laws and regulations. The designations, powers, preferences, rights, qualifications, limitations and restrictions in respect of each class and series of authorized capital stock of EPITAXX are as set forth in EPITAXX's Certificate of Incorporation, as amended, a true, correct and complete copy of which has been provided to Acquiror, and all such designations, powers, preferences, rights, qualifications, limitations and restrictions are valid, binding and enforceable in accordance with all applicable laws. There are, and at the Closing Date there will be, no shares held in the corporate treasury of EPITAXX and no shares reserved for issuance. Except as set forth on Schedule 2.3, as of the date hereof there are, and as of the Closing Date there will be, no outstanding subscriptions, options, warrants, rights, calls or convertible securities, stock appreciation rights (phantom or otherwise), joint venture, partnership or other commitments of any nature relating to shares of the capital stock of the Company. As of the date hereof there is, and as of the Closing Date the Company will have, no obligation (contingent or other) to purchase, redeem or otherwise acquire any of its equity securities or any interest therein or to pay any dividend or make any other distribution in respect thereof. All stock option plans maintained by the Company relating to options to purchase shares of the Company's capital stock, true, complete and correct copies of which have been previously delivered to Acquiror, are herein sometimes referred to as the "Stock Option Plans." All options to purchase shares of the capital stock of the Company issued pursuant to the Stock Option Plans, or otherwise, and listed on Schedule 2.3 are herein sometimes referred to as "Employee Options." As of the Effective Time, other than the Employee Options, the Company will have no outstanding options, warrants or other rights to purchase any shares of the Company's capital stock or any securities convertible into or exchangeable for such capital stock.

SECTION 2.4 Organization and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly licensed or qualified to transact business as a foreign corporation in each jurisdiction listed on Schedule 2.4 delivered by the Company to the Acquiror concurrently with the execution of this Agreement, such jurisdictions being the only jurisdictions in which the nature of the Company's business or the character of the properties owned or leased by the Company requires such licensing or qualification and where the failure to be so licensed or qualified would have a Material Adverse Effect on the Company.

SECTION 2.5 Subsidiaries. The Company has no subsidiaries other than a foreign sales corporation, EPITAXX FSC, Inc., a U.S. Virgin Island corporation (the `Subsidiary"), which is not a material subsidiary. The Company holds beneficially and of record all of the outstanding capital stock of the Subsidiary. Except for the Subsidiary, the Company holds no equity or other interest in any corporation, partnership, limited liability company, trust or other entity. Except as set forth on Schedule 2.5 delivered by the Company to the Acquiror concurrently with the execution of this Agreement, the Company has not (i) made any investment in or advance of cash to any entity or (ii) entered into any joint venture arrangement or agreement with any party. The Subsidiary is a corporation duly organized, validly existing and in good standing under the laws of the United States Virgin Islands, and is and is duly licensed or qualified to transact business as a foreign corporation in each jurisdiction where the failure to be so licensed or qualified would have a Material Adverse Effect on the Company.

SECTION 2.6 Corporate Power and Authority. The Company has the corporate power and authority to own and hold its properties and to carry on its business as presently conducted and contemplated to be conducted. The Company has the corporate power and authority to execute, deliver and perform this Agreement and the other documents and instruments contemplated hereby. The execution, delivery and performance of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by the board of directors and stockholders of the Company, and no further corporate or stockholder action is required thereby to consummate the transactions contemplated hereby. Upon the filing of the Merger Certificate with the Secretary of State for the State of Delaware, the Merger shall be immediately and automatically effective without further action by any person or entity. This Agreement, and each of the other agreements, documents and instruments to be executed and delivered by the Company pursuant hereto have been duly executed and delivered by, and constitute the legal, valid and binding obligation of, the Company and are enforceable against the Company in accordance with their terms.

SECTION 2.7 Validity, Etc. Except as set forth on Schedule 2.7 delivered by the Company to the Acquiror concurrently with the execution of this Agreement, neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement and such other agreements in compliance with the material terms and conditions hereof and thereof will (i) violate, conflict with or result in any material breach of any trust agreement, Certificate of Incorporation, or bylaw, applicable to the Company, (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, other than any notification and approval required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (iii) violate, conflict with or result in a material breach of, default under, amendment of, or acceleration or termination of any indebtedness, mortgage, indenture, note, license, agreement or other instrument or obligation related to the Company or any of its assets or the consummation of the transactions contemplated hereby or thereby, except for such defaults (or rights of termination, cancellation or acceleration) as to which requisite valid and binding waivers or consents have been obtained in writing and provided to Acquiror, (iv) violate any order, writ, injunction, decree, statute, law, permit, license rule or regulation applicable to the Company or (v) result in the creation of any claim upon the EPITAXX Shares or any assets of the Company.

SECTION 2.8 Financial Statements. The Company has previously furnished to Acquiror, the balance sheet of the Company at August 31, 1999 (the "Balance Sheet") and at March 31, 1998 and March 31, 1999 and the related statements of income and cash flow and notes thereto for the fiscal years ended March 31, 1998 and March 31, 1999 and for the five-month period ended August 31, 1999 . All such financial statements (the "Financial Statements") have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied in accordance with the Company's past practices (with the exception of the lack of notes thereto for the interim Financial Statements) and were prepared from the books and records of the Company, which books and records are complete and correct in all material respects and accurately reflect in all material respects all transactions of the Company's business. The Financial Statements fairly present the financial position of the Company as of the dates thereof, and the results of its operations and cash flows for the periods ended on the dates thereof, subject to normal year-end audit adjustments. The reserves set forth in the Financial Statements are appropriate and adequate for the purposes for which they were established. Schedule 2.8 delivered by the Company to the Acquiror concurrently with the execution of this Agreement sets forth all assets which the Company believes could become impaired.

SECTION 2.9 No Undisclosed Liabilities. The Company has no liabilities or obligations of any nature except (a) liabilities which are fully reflected or reserved against in the Balance Sheet, (b) liabilities incurred in the ordinary course of business operations since the date of the Balance Sheet, and (c) liabilities or obligations occurring prior to the date of the Balance Sheet which, pursuant to GAAP consistently applied in accordance with past practices of the Company are not required to be set forth in the Balance Sheet.

SECTION 2.10 Absence of Certain Changes. Since the date of the Balance Sheet, the Company has conducted its business only in the ordinary course consistent with past practices and there has not occurred: (i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to the Company; (ii) any acquisition, sale or transfer of any asset of the Company, other than sales of inventory in the ordinary course of business; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any revaluation by the Company of any of its assets; (iv) any Material Contract (as hereinafter defined) entered into by the Company, or any termination or amendment of, any Material Contract; (v) any amendment to the Company's Certificate of Incorporation or Bylaws; (vi) any increase in or modification of the compensation or benefits payable or to become payable by the Company to any of its officers, directors or employees other than in the ordinary course of business consistent with past practices; or (vii) any issuance, sale or pledge of (A) additional shares of the Company's capital stock of any class (including the Company Shares), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, or grant or accelerate any right to convert or exchange any securities of the Company for shares of capital stock of the Company, or (B) any other securities in respect of, in lieu of or in substitution for shares outstanding on the date thereof; (vii) any redemption, purchase or other acquisition of, any of the Company's outstanding securities (including the EPITAXX Shares); (viii) any declaration, set aside, or payment of any dividend or distribution (whether in cash, stock or property) on or in respect of any share of capital stock of the Company; (ix) any incurrance of any long-term debt for borrowed money or any short-term debt for borrowed money other than in the ordinary course of business consistent with past practice and not in excess of $50,000; (x) any capital expenditures or commitments thereto in excess of $100,000, individually or in the aggregate; (xi) any entering into of any new employment agreements with any officers, directors or employees; (xii) any loan or advance to any of the Company's officers, directors, consultants, agents or employees or to any member of their families or any other loan or advance otherwise than in the ordinary course of business; (xiii) any charitable contributions or any non-business expense; (xiv) mortgaging, pledging or encumbering any of its assets; (xv) any commencing, settling or compromising of any litigation; (xvi) any hiring or termination of employees, other than in the ordinary course of business consistent with past practices; (xvii) any agreement in writing or orally to take any of the foregoing actions; or (xviii) any negotiation by the Company to do any of the things described in the preceding clauses (i) through (xvii) (other than negotiations with Acquiror and its representatives regarding the transactions contemplated by this Agreement).

SECTION 2.11 Inventories; Products. All of the Company's inventory reflected on the Balance Sheet or thereafter acquired (and not subsequently sold in the ordinary course of business) consist of items of a quality and quantity useable or saleable in the ordinary course of the Company's business. Each item of such inventory is valued on the Balance Sheet at the lower of cost or market, by the first-in first-out method, in accordance with GAAP. The Company's inventories and supplies are on the date hereof, and will be on the Closing Date, at normal and adequate levels for the continuation of such business in the ordinary course of business consistent with past practice. There is, to the knowledge of the Company, no design defect materially adverse to the functionality of any of the Company's products which have been shipped to customers (other than products shipped for testing purposes) and, to the knowledge of the Company, each of such products contains adequate warnings, presented in a reasonably prominent manner, in accordance with applicable laws, rules and regulations and current industry practice with respect to its contents and use.

SECTION 2.12 Accounts Receivables. Subject to any reserves set forth in the Balance Sheet, the accounts receivable set forth on the Balance Sheet represent bona fide claims against debtors for sales and other charges, are collectible in the ordinary course of business consistent with past practices and are not subject to discount except for normal cash and immaterial trade discounts. The amount reserved for doubtful accounts and allowances disclosed in the Balance Sheet is sufficient to provide for any losses which may be sustained on realization of the receivables.

SECTION 2.13 Taxes.

(a) Definitions. For purposes of this Agreement:

(i) The term "Group" shall mean, individually and collectively, (1) the Company, (2) the Principal Stockholder, and (3) any individual, trust, corporation, partnership or any other entity as to which the Company is liable for Taxes incurred by such individual or entity either as transferee, pursuant to Treasury Regulations Section 1.1502-6, or pursuant to any other provision of federal, territorial, state, local or foreign law or regulations.

(ii) The term "Taxes" shall mean all taxes, however denominated, including any interest, penalties or other additions to tax that may become payable in respect thereof, imposed by any federal, territorial, state, local or foreign government or any agency or subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including, but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which the Group is required to pay, withhold or collect.

(iii) The term "Returns" shall mean all reports, estimates, declarations of estimated tax, information statements and returns relating to, or required to be filed in connection with, any Taxes, including information returns or reports with respect to backup withholding and other payments to third parties.

(b) Returns Filed and Taxes Paid. Except as disclosed in Schedule 2.13 delivered by the Company to the Acquiror concurrently with the execution of this Agreement: All Returns required to be filed by or on behalf of members of the Group have been duly filed on a timely basis and such Returns are true, complete and correct. All Taxes shown to be payable on the Returns or on subsequent assessments with respect thereto have been paid in full on a timely basis, and no other Taxes are payable by the Group with respect to items or periods covered by such Returns (whether or not shown on or reportable on such Returns) or with respect to any period prior to the date of this Agreement or an adequate reserve established therefor. Each member of the Group has withheld and paid over all Taxes required to have been withheld and paid over, and complied with all information reporting and backup withholding requirements, including maintenance of required records with respect thereto, in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.

(c) Pre-Closing Date Tax Liabilities Paid. Except as disclosed in Schedule 2.13 delivered by the Company to the Acquiror concurrently with the execution of this Agreement, the Acquiror has paid or will pay any and all taxes which are imposed on the Company in respect of its income, business, property or operations or for which the Company may otherwise be liable (i) for any taxable period ending prior to the Closing Date, (ii) for the portion of a Straddle Period (as hereinafter defined) ending on the Closing Date, (iii) resulting by reason of the several liability of the Company pursuant to Treasury Regulations section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of the Company having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, (iv) resulting from the Company ceasing to be a member of the affiliated group (within the meaning of Section 1504(a) of the Code) that includes Principal Stockholder, (v) in respect of any post-Closing Date period, attributable to events, transactions, sales, deposits, services or rentals occurring, received or performed in a pre-Closing Date period, (vi) in respect of any post-Closing Date period, attributable to any change in accounting method employed by the Company during any of its four previous taxable years, (vii) in respect of any post-Closing Date period, attributable to any items of income or gain of a partnership reporting the Company as a partner, to the extent such items are properly attributable to periods of the partnership ending on or before the Closing Date, (viii) attributable to any discharge of indebtedness that may result from any capital contributions by Principal Stockholder (or an affiliate of Principal Stockholder) to the Company of any intercompany indebtedness owed by the Company to Principal Stockholder (or an affiliate of Principal Stockholder), and (ix) resulting from the making of the Code Section 338 election (or analogous provision of state, local or territorial law); provided, however, that Principal Stockholder's liability under the foregoing provisions of this paragraph shall be reduced as to any item to the extent that such item was specifically and fully reserved for in the Closing Balance Sheet. For purposes of this Agreement, "Straddle Period" means a taxable period which includes, but does not begin or end on, the Closing Date.

(d) Tax Reserves. Except as disclosed in Schedule 2.13 delivered by the Company to the Acquiror concurrently with the execution of this Agreement, the amount of the Company's liability for unpaid Taxes for all periods ending on or before the date of this Agreement does not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes) solely with respect to the Company, as such accruals are reflected on the Balance Sheet, and the amount of the Company's liability for unpaid Taxes for all periods ending on or before the Closing Date shall not, in the aggregate, exceed the amount of the current liability accruals for Taxes (excluding reserves for deferred Taxes), as such accruals are reflected on the Balance Sheet, as adjusted for operations and transactions in the ordinary course of business since the Balance Sheet date in accordance with past custom and practice.

(e) Returns Furnished. Acquiror has been furnished by Principal Stockholder or the Company true and complete copies of (i) relevant portions of income tax audit reports, statements of deficiencies, closing or other agreements received by the Group or on behalf of the Group relating to Taxes, and (ii) all federal and state income or franchise tax returns of the Company (or including the Company) for all periods ending on and after 1995. Except as disclosed in Schedule 2.13 delivered by the Company to the Acquiror concurrently with the execution of this Agreement, the Company is not obligated to file Returns in any jurisdiction other than those jurisdictions for which Returns have been furnished to Acquiror.

(f) Tax Deficiencies; Audits; Statutes of Limitations. Except as disclosed in Schedule 2.13 delivered by the Company to the Acquiror concurrently with the execution of this Agreement: The returns of the Group have never been audited by a government or taxing authority, nor is any such audit in process, pending or threatened (either in writing or verbally, formally or informally). No deficiencies exist or have been asserted (either in writing or verbally, formally or informally) or are expected to be asserted with respect to taxes of the Group, and no member of the Group has received notice (either in writing or verbally, formally or informally) or expects to receive notice that it has not filed a return or paid taxes required to be filed or paid by it. The Group is neither a party to any action or proceeding for assessment or collection of taxes, nor has such event been asserted or threatened (either in writing or verbally, formally or informally) against the Group or any of its assets. No waiver or extension of any statute of limitations is in effect with respect to taxes or returns of the Group.

(g) Tax Sharing Agreements. Except as disclosed in Schedule 2.13 delivered by the Company to the Acquiror concurrently with the execution of this Agreement, the Company is not liable for the taxes of any person pursuant to any tax allocation or tax sharing agreement or pursuant to any other contract. The Principal Stockholder and the Company shall, as of the Closing Date, terminate all tax allocation agreements or tax sharing agreements with respect to the Company, shall cause any payments required thereunder to be made, and shall ensure that such agreements are of no further force or effect as to the Company on and after the Closing Date and there shall be no further liability of the Company under any such agreement.

(h) Tax Elections and Special Tax Status. Except as disclosed in Schedule 2.13 delivered by the Company to the Acquiror concurrently with the execution of this Agreement: (A) the Company has not entered into any compensatory agreements with respect to the performance of services which payment thereunder would result in a nondeductible expense to the Group pursuant to Sections 162(m) or 280G of the Code or an excise tax to the recipient of such payment pursuant to Section 4999 of the Code; (B) neither the Company nor its Subsidiary has participated in an international boycott as defined in Code Section 999; (C) The Company has not agreed, nor is it required to make, any adjustment under Code Section 481(a) by reason of a change in accounting method or otherwise; (D) neither the Company nor its Subsidiary has a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States of America and such foreign country; (E) neither the Company nor its Subsidiary is a party to any joint venture, partnership or other agreement, contract or arrangement (either in writing or verbally, formally or informally) which could be treated as a partnership for federal income tax purposes; (F) the Company and its Subsidiary are in compliance with the terms and conditions of any applicable Tax exemptions, Tax agreements or Tax orders of any government to which it may be subject or which it may have claimed, and the transactions contemplated by this Agreement will not have any material effect on such compliance; and (F) the Subsidiary is, and since its inception has been, an "FSC" within the meaning of Section 922 of the Code.

(i) Tax Attributes. Except as disclosed in Schedule 2.13 delivered by the Company to the Acquiror concurrently with the execution of this Agreement: (A) no portion of any consolidated loss carryover or consolidated credit carryover of the Group is allocable to the Company; or (B) the Company has no net operating losses or other tax attributes presently subject to limitation under Code Sections 382, 383, or 384, or the federal consolidated return regulations.

(j) Section 6038A Compliance. Except as disclosed in Schedule 2.13 delivered by the Company to the Acquiror concurrently with the execution of this Agreement: (A) the Company has filed all reports and has created and/or retained all records required under Section 6038A of the Code with respect to its ownership by and transactions with related parties; (B) each related foreign person required to maintain records under Section 6038A with respect to transactions between the Company and the related foreign person has maintained such records; (C) all documents that are required to be created and/or preserved by the related foreign person with respect to transactions with the Company are either maintained in the United States, or the Company is exempt from the record maintenance requirements of Section 6038A with respect to such transactions under Treasury Regulation section 1.6038A-1; (D) the Company is not a party to any record maintenance agreement with the Internal Revenue Service with respect to Section 6038A; and (E) each related foreign person that has engaged in transactions with the Company has authorized the Company to act as its limited agent solely for purposes of Sections 7602, 7603, and 7604 of the Code with respect to any request by the Internal Revenue Service to examine records or produce testimony related to any transaction with the Company, and each such authorization remains in full force and effect.

(k) Section 338 Election. The Principal Stockholder has the authority under the Code (and under similar provisions of state law) to consent to an election under Code Section 338(h)(10) and similar state elections with respect to any transaction constituting a "qualified stock purchase" of the Company.

SECTION 2.14 Litigation. Except as set forth on Schedule 2.14 delivered by the Company to the Acquiror concurrently with the execution of this Agreement, there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or to the knowledge of the Company, threatened against the Company or any of its properties or any of its officers or directors (in their capacity as such). There is no judgment, decree or order against the Company, or, to the knowledge of the Company, any of its directors or officers (in their capacities as such), that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on the Company. Schedule 2.14 also lists all litigation that the Company has pending against other parties.

SECTION 2.15 Certain Practices. Neither the Company nor any of its directors, officers or employees has, directly or indirectly, given or agreed to give any significant rebate, gift or similar benefit to any supplier, customer, governmental employee or other person who was, is or may be in a position to help or hinder the Company (or assist in connection with any actual or proposed transaction) which (i) could subject the Company or Acquiror to any damage or penalty in any civil, criminal or governmental litigation or proceeding, or (ii) if not continued in the future, could reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 2.16 Compliance with Law. The Company is not subject to any judgment, order, writ, injunction, or decree that materially adversely affects, individually or in the aggregate, its businesses, operations, properties, assets or condition (financial or otherwise). The Company has complied with and is not in default under, all laws, ordinances, legal requirements, rules, regulations and orders applicable to it, its operations, properties, assets, products and services except where the lack of compliance could not have a Material Adverse Effect on the Company. There is no existing law, rule, regulation or order, and the Company is not aware of any proposed law, rule, regulation or order, whether federal or state, which would prohibit or materially restrict the Company or Acquiror from, or otherwise have a Material Adverse Effect on the Company or Acquiror in, conducting the Company's business in any jurisdiction in which such business is now conducted or proposed to be conducted.

SECTION 2.17 Licenses, Permits and Regulatory Approvals. The Company has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant or other authorization (i) pursuant to which the Company currently operates or holds any interest in any of its properties or (ii) that is required for the operation of its business or the holding of any such interest (the forgoing collectively called the "Governmental Authorizations"), and all of such Governmental Authorizations are in full force and effect, except where the failure to obtain or have any such Governmental Authorizations could not reasonably be expected to have a Material Adverse Effect on the Company.

SECTION 2.18 Labor and Employee Relations. The Company is not a party to or bound by any collective bargaining agreement with any labor organization, group or association covering any of its employees, and the Company has no knowledge of any attempt to organize any of its employees by any person, unit or group seeking to act as their bargaining agent. There are no pending or threatened charges (by employees, their representatives or governmental authorities) of unfair labor practices or of employment discrimination or of any other wrongful action with respect to any aspect of employment of any person employed or formerly employed by the Company. No union representation elections relating to employees of the Company have been scheduled by any governmental agency or authority, no organizational effort is being made with respect to any of such employees, and there is no investigation of the Company's employment policies or practices by any governmental agency or authority pending or threatened. The Company is not currently, and has not within the last three years been, involved in labor negotiations with any unit or group seeking to become the bargaining unit for any of its employees. The Company has not experienced any work stoppages during the last three years, and no work stoppage is planned.

SECTION 2.19 Certain Employees. Schedule 2.19 delivered by the Company to the Acquiror concurrently with the execution of this Agreement sets forth a list of all of the Company's current employees and consultants, together with the title or job classification of each such person and the base annual and the total compensation of such person as of September 22, 1999. The increases, if any, in the base annual and the total compensation to be paid to such person in fiscal year 2000 shall be consistently given in the ordinary course of business, in accordance with past practices. Except as specifically described on Schedule 2.19, none of such persons has an employment agreement or understanding, whether oral or written, with the Company which is not terminable on notice by the Company without cost or other liability to the Company. No person listed on Schedule 2.19 with an annual salary of at least $75,000 has indicated that he or she intends to terminate his or her employment with the Company or seek a material change in his or her duties or status. All employees and consultants of the Company have executed and delivered to the Company nondisclosure and proprietary inventions agreements, in the forms previously provided to the Acquiror by the Company, all of which agreements are, and after the Effective Time will be, in full force and effect, binding upon and enforceable against the parties thereto.

SECTION 2.20 Employee Benefits.

(a) Schedule 2.20 delivered by the Company to the Acquiror concurrently with the execution of this Agreement lists (i) all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) all employment agreements, including, but not limited to, any individual benefit arrangement, policy or practice with respect to any current or former employee or director of the Company, and (iii) all other employee benefit, bonus or other incentive compensation, stock option, stock purchase, stock appreciation, severance pay, lay-off or reduction in force, change in control, sick pay, vacation pay, salary continuation, retainer, leave of absence, educational assistance, service award, employee discount, fringe benefit plans, arrangements, policies or practices, whether legally binding or not, to which the Company maintains, contributes to or has any obligation to or liability for (collectively, the "Plans"). Each Plan provides that it may be amended or terminated at any time and, except for benefits protected under Section 411(d) of the Code, all benefits payable to current or terminated employees or any beneficiary may be amended or terminated by Seller at any time without liability.

(b) None of the Plans for any "employment benefit plan", as that term is used in Section 2.20(a), or any trade or business, whether or not incorporated, which would be treated as a single employer under Section 4001 of ERISA or Sections 414(b), (c), (m) or (o) of the Internal Revenue Code of 1986, as amended (the "Code") ("Member of the Controlled Group") is (i) a plan described in Section 3(35) of ERISA or a plan subject to the minimum funding standards set forth in Section 302 of ERISA and Section 412 of the Code ("Defined Benefit Plan") or (ii) a plan described in Section 3(37) of ERISA ("Multiemployer Plan") and neither the Company nor any Member of the Controlled Group has ever sponsored, maintained or contributed to, or been obligated to contribute to, a Defined Benefit Plan or contributed to, or been obligated to contribute to, a Multiemployer Plan.

(c) The Company does not maintain or contribute to any welfare benefit plan that provides health benefits to an employee after the employee's termination of employment or retirement except as required under Section 4980B of the Code and Sections 601 through 608 of ERISA.

(d) Each Plan which is an "employee benefit plan", as defined in Section 3(3) of ERISA, has complied in all material respects since its inception by its terms and in operation with the requirements provided by any and all statutes, orders or governmental rules or regulations currently in effect and applicable to the Plan, including but not limited to ERISA and the Code. No investigations or audits by a governmental entity, or other actions, demands, proposals, negotiations or claims with respect to any Plan have occurred, or are pending, threatened or imminent against any employer who is participating (or who has participated) in any Plan or any fiduciary (as defined in Section 3(21) of ERISA) of the Plan or which otherwise concern matters covered or that would be covered by the Plans.

(e) Each Plan intended to qualify under Section 401(a) of the Code is the subject of a favorable determination letter issued by the Internal Revenue Service, which provides that it so qualifies through the last day of the "TRA 86 Remedial Amendment Period," as such term is defined in Section 3.02 of Revenue Procedure 96-55 issued by the Internal Revenue Service. To the Company's knowledge, nothing has occurred since the date of the Internal Revenue Service's favorable determination letter that could adversely affect the qualification of the Plan and its related trust. The Company has timely and properly applied for a written determination by the Internal Revenue Service on the qualification of each such Plan and its related trust under Section 401(a) of the Code, as amended by the Tax Reform Act of 1986 and subsequent legislation enacted through the date hereof, and Section 501 of the Code.

(f) True, correct and complete copies of (i) all documents creating or evidencing any Plan listed in Schedule 2.20, (ii) all reports, forms and other documents required to be filed with any governmental entity (including, without limitation, summary plan descriptions, Forms 5500 and summary annual reports for all plans subject to ERISA), and (iii) the latest favorable letters of determination from the Internal Revenue Service with respect to the Plans that are intended to qualify under Section 401(a) of the Code have been delivered to Acquiror.

(g) All expenses and liabilities relating to all of the Plans described in Schedule 2.20 have been, and will on the Closing Date be, fully and properly accrued on the Company's books and records and disclosed on the current Financial Statements and such Plans have no unfunded liabilities not reflected on such current Financial Statements.

SECTION 2.21 Title to Property. The Company has good and marketable title to all of its properties, interests in properties and assets, real and personal, reflected in the Balance Sheet or acquired after the date of the Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the date of the Balance Sheet in the ordinary course of business), or with respect to leased properties and assets, valid leasehold interests in, free and clear of all Liens of any kind or character, except (i) the Lien of current taxes not yet due and payable, (ii) such imperfections of title, Liens and easements as do not and will not materially detract from or interfere with the use of the properties subject thereto or affected thereby, or otherwise materially impair business operations involving such properties and (iii) Liens securing debt which is reflected on the Balance Sheet. The fixed assets, plants, property and equipment of the Company that are used in the operations of its business are in good operating condition and repair, subject to normal wear and tear. All properties used in the operations of the Company are reflected in the Balance Sheet to the extent GAAP applied on a consistent basis require the same to be so reflected. Schedule 2.21 delivered by the Company to the Acquiror concurrently with the execution of this Agreement identifies each parcel of real property owned or leased by the Company.

SECTION 2.22 Environmental Matters.

(a) Without limiting Section 2.16, at all times the Company and its Subsidiary and their businesses and operations have complied in all material respects with all applicable Environmental Laws (as hereinafter defined) adopted, imposed or promulgated by any governmental or regulatory entity having jurisdiction over any property at any time occupied, owned or leased by the Company or the Subsidiary. Except as set forth on Schedule 2.22 delivered by the Company to the Acquiror concurrently with the execution of this Agreement (i) the Company and the Subsidiary have never and do not currently generate, use, transport, handle or store any Hazardous Materials (as hereinafter defined), the proper disposal of which has or will require any material expenditure by the Company, (ii) there has been no generation, use, handling, storage or disposal of any Hazardous Materials in violation of common law or any applicable Environmental Law at any site or premises owned, occupied or leased, at any time, by the Company or the Subsidiary, nor (iii) has there been or is there threatened any release of any Hazardous Materials on or at any such site or premises in violation of common law or any applicable Environmental Law or which created or will create an obligation to report or remediate such release, which release or failure to report or remediate could have a Material Adverse Effect on the Company. All environmental licenses, permits, clearances, covenants and authorizations required for the Business have been obtained by the Company and are in full force and effect. No wastes generated by the Company or Subsidiary have ever been sent directly or, to the Company's knowledge, indirectly to any site listed or formally proposed for listing federal or state list of hazardous substances sites requiring investigation or clean-up. Except as set forth on Schedule 2.22 delivered by the Company to the Acquiror concurrently with the execution of this Agreement, the Company has no knowledge that any property at any time occupied, owned or leased by the Company or Subsidiary, including, without limitation, the soil and groundwater on or under such property, has been contaminated by Hazardous Materials. Neither the Company nor the Subsidiary has received from any governmental authority or third party any requests for information, notices of claim, demand letters, or other notification that they or it are or is or may be potentially responsible with respect to any investigation or clean-up of Hazardous Materials. There is no fact or circumstance that to the knowledge of the Company would be likely to involve the Company, Subsidiary or Acquiror in any environmental litigation or proceeding or impose any environmental liability upon the Company, Subsidiary or Acquiror.

(b) The Company has previously made available to the Acquiror copies of (i) all environmental surveys and audits, risk assessments, tests and reports in its possession (or reasonably obtainable by it) performed with respect to the property currently occupied, owned or leased by the Company or the Subsidiary by or on behalf of the Company or the Subsidiary (including, without limitation, all soil and groundwater surveys, tests and reports), (ii) all other documents in its possession (or reasonably obtainable by it) concerning any environmental or health and safety matter that could have a Material Adverse Effect on the Company, if any, and (iii) copies of any documentation in its possession (or reasonably obtainable by it) regarding off-site disposal of Hazardous Materials, spill control plans and material correspondence with any governmental agency regarding the foregoing.

(c) As used in this Agreement, the term "Hazardous Materials" shall mean any pollutant, hazardous substance, hazardous material, hazardous waste or toxic waste, as defined in or regulated by any current Environmental Law. The term "Environmental Laws" means any federal, state or local statute, law, regulation, rule or ordinance, and any judicial interpretation thereof, regulating the use, generation, handling, storage, transportation, discharge, emission, spillage or other release of Hazardous Materials or relating to the protection of the environment.

SECTION 2.23 Insurance. The Company is, and will be through the Closing, adequately insured with responsible insurers in respect of its properties, assets and businesses against risks normally insured against by companies in similar lines of business under similar circumstances. Schedule 2.23 delivered by the Company to the Acquiror concurrently with the execution of this Agreement correctly describes (by type and amount of coverage) the insurance coverage carried by the Company, which insurance will remain in full force and effect with respect to all events occurring prior to the Closing. The Company has not failed to give any notice or present any claim under any such policy or binder in due and timely fashion, has not received notice of cancellation or non-renewal of any such policy or binder, is not aware of any threatened or proposed cancellation or non-renewal of any such policy or binder, has not received notice of any insurance premiums which will be materially increased in the future, nor is aware of any insurance premiums which will be materially increased in the future. There are no outstanding claims under any such policy which have gone unpaid for more than 45 days, or as to which the insurer has disclaimed liability.

SECTION 2.24 Material Contracts.

(a) Schedule 2.24(a) delivered by the Company to the Acquiror concurrently with the execution of this Agreement sets forth a description of all Material Contracts. Except as disclosed in Schedule 2.24(a), all of the Material Contracts are valid, binding and enforceable in accordance with their terms and in full force and effect. Except as otherwise indicated on Schedule 2.24(a), the Company is not, and to the knowledge of the Company, no other party to such Material Contracts is, in material default thereunder, and to such knowledge, no event has occurred or is threatened to occur, which, with or without the lapse of time or the giving of notice or both, would constitute a material default thereunder. For the purposes of this Agreement, the term "Material Contract" shall mean:

(i) any agreement or series of related agreements requiring aggregate payments after the date hereof by or to the Company of more than $50,000;

(ii) any agreement with any labor union or association representing any employee of the Company;

(iii) any agreement for the purchase or sale of materials, supplies, equipment, merchandise or services that contains an escalation, renegotiation or redetermination clause or that obligates the Company to purchase all or substantially all of its requirements of a particular product from a supplier, or for periodic minimum purchases of a particular product from a supplier;

(iv) any agreement for sale of any of the assets or properties of the Company other than in the ordinary course of business or for the grant to any person of any options, rights of first refusal, or preferential or similar rights to purchase any such assets or properties;

(v) any partnership, joint venture or similar agreement;

(vi) any agreement of surety, guarantee or indemnification, other than agreements in the ordinary course of business with respect to obligations in an aggregate amount not in excess of $50,000;

(vii) any agreement containing covenants of the Company not to compete in any line of business, in any geographic area or with any person or covenants of any other person not to compete with the Company or in any line of business of the Company;

(viii) any license relating to Company Proprietary Rights (as hereinafter defined) and any other agreement granting or restricting the right of the Company to use any Company Proprietary Rights or other intellectual or intangible property;

(ix) any agreement relating to the acquisition by the Company of any operating business or the capital stock of any other person;

(x) any agreement requiring the payment to any person of a brokerage or sales commission or a finder's or referral fee (other than arrangements to pay commission or fees to employees in the ordinary course of business);

(xi) any agreement or note relating to or evidencing outstanding indebtedness for borrowed money;

(xii) any lease, sublease or other agreement under which the Company is lessor or lessee of any real property; and

(xiii) any lease relating to equipment or other tangible property with respect to obligations in excess of $50,000; and

(xiv) any other agreement material to the Company.

(b) Except as set forth on Schedule 2.24(b) delivered by the Company to the Acquiror concurrently with the execution of this Agreement, no consent, waiver or approval is required from, and no notification is required to be provided to, any party to a Material Contract in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated thereby.

SECTION 2.25 Intellectual Property. Except as disclosed in Schedule 2.25 delivered by the Company to the Acquiror concurrently with the execution of this Agreement, the Company owns, or possesses valid, binding and enforceable licenses to use, or otherwise has the valid, binding and enforceable right to use, all patents, trademarks, service marks, trade names, trade secrets, franchises, and copyrights, and all applications for any of the foregoing, and all technology, inventions, know-how and processes necessary for the conduct of its business as presently conducted (collectively, the "Company Proprietary Rights"). A list of all registered copyrights, trademarks, trade names and patents, and all applications therefor, included in the Company Proprietary Rights, has been previously delivered to the Acquiror. Schedule 2.25 lists all licenses, agreements, obligations and contracts relating to the Company Proprietary Rights to which the Company is a party or by which the Company is bound. All registrations of the Company Proprietary Rights are valid and subsisting and all necessary registration and renewal fees in connection with such registrations have been filed with the relevant patent, copyright and trademark authorities in the United States for the purposes of maintaining such registrations. The Company has complied with all applicable disclosure requirements and, to the Company's knowledge, neither the Company nor any named inventor or assignee has committed any fraudulent act in the application for or maintenance of any patent, trademark or copyright of the Company. Other than Company Proprietary Rights licensed by the Company from third parties, as identified on Schedule 2.25, the Company owns all Company Proprietary Rights free and clear of all Liens. No Company Proprietary Rights or product and/or technology of the Company is subject to any outstanding decree, order, judgment, stipulation, license or agreement restricting in any material manner the use or licensing thereof by the Company. Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated hereby will limit, impair or otherwise affect, in any manner, any of the Company's right, title or interest in or to or use of any of the Company Proprietary Rights. Except as disclosed in Schedule 2.25 delivered by the Company to the Acquiror concurrently with the execution of this Agreement, neither the Company's products (nor the manufacture, distribution or sale thereof), designs, developments or processes nor the operation of the business of the Company as presently conducted, misappropriates or infringes upon the proprietary rights of others, nor has the Company received any notice or claim from any third party of such misappropriation or infringement by the Company. Except as disclosed in Schedule 2.25 delivered by the Company to the Acquiror concurrently with the execution of this Agreement, the Company has no knowledge of any infringement by any third party on, or any competing claim of right to use or own any of, the Company Proprietary Rights. The Company has no knowledge that any of the activities of the employees or consultants of the Company on behalf of the Company violates any agreements or arrangements which any such employees or consultants have with former employers in a way which would have a Material Adverse Effect on the business of the Company.

SECTION 2.26 Proprietary Information of Third Parties. No third party has claimed or, to the knowledge of the Company, has reason to claim that any person employed by or affiliated with the Company has (i) violated or may be violating any of the terms or conditions of such person's employment, non-competition or non-disclosure agreement with such third party, (ii) disclosed or may be disclosing or utilized or may be utilizing any trade secret or proprietary information or documentation of such third party, or (iii) interfered or may be interfering in the employment relationship between such third party and any of its present or former employees. No third party has requested information from which the Company suggests that such a claim might be contemplated.

SECTION 2.27 Significant Customers and Suppliers. Set forth on Schedule 2.27 delivered by the Company to the Acquiror concurrently with the execution of this Agreement is a list of the ten (10) largest customers and the ten (10) largest suppliers of the Company as of August 31, 1999 and September 23, 1999, respectively, together with the amount of sales or payments attributable to such customers or suppliers expressed in dollars. Except as set forth on Schedule 2.27, no customer or supplier has terminated, materially reduced or threatened to terminate or materially reduce its purchases from or provision of products or services to the Company, as the case may be. Copies of the standard forms of purchase or supply contracts of the Company and sales contracts are set forth in Schedule 2.27.

SECTION 2.28 Assumptions, Guaranties, Etc. of Indebtedness of Other Persons. The Company has not assumed, guaranteed, endorsed or otherwise become directly or contingently liable on any indebtedness of any other person (including, without limitation, liability by way of agreement, contingent or otherwise, to purchase, to provide funds for payment, to supply funds to or otherwise invest in the debtor, or otherwise to assure the creditor against loss), except for guaranties by endorsement of negotiable instruments for deposit or collection in the ordinary course of business.

SECTION 2.29 Transactions With Affiliates. No director, officer or employee of the Company, or member of the family of any such person, or any corporation, partnership, trust or other entity in which any such person, or any member of the family of any such person, has a substantial interest or is an officer, director, trustee, partner or holder of any equity interest, is a party to any transaction with the Company, including any contract, agreement or other arrangement providing for the employment of, furnishing of services by, rental of real or personal property from or otherwise requiring payments or involving other obligations to any such person or firm.

SECTION 2.30 Records and Bank Accounts. The minute books, stock certificate books and stock transfer ledgers of the Company are complete and correct in all material respects with respect to the matters set forth therein and have been maintained in a manner consistent with good business practice. Schedule 2.30 delivered by the Company to the Acquiror concurrently with the execution hereof identifies all bank and brokerage accounts of the Company, whether or not such accounts are held in the name of the Company, lists the respective signatories therefor and lists the names of all persons holding a power of attorney from the Company and a summary of the terms thereof.

SECTION 2.31 Commissions and Fees. Except for fees payable to Soundview Technology Group, Inc., there are no valid claims for brokerage commissions or finder's or similar fees in connection with the transactions contemplated by this Agreement which may be now or hereafter asserted against the Acquiror resulting from any action taken by the Company or its stockholders, officers, directors or agents.

SECTION 2.32 Year 2000 Compliance. Except as set forth in Schedule 2.32 delivered by the Company to the Acquiror concurrently with the execution of this Agreement the Company has no knowledge that any of its systems (including, without limitation, the Company's telecommunications, automation and computer related systems), assets or technology, including without limitation, the Company Proprietary Rights (including, without limitation, all computer software and hardware owned or licensed by the Company or used in its business) has or will have any Year 2000 Error (as hereinafter defined). For the purposes hereof, the term "Year 2000 Error" means (a) any failure of computer hardware or software products or technology properly to record, store, process, calculate or present calendar dates falling on and after (and if applicable, spans of time including) January 1, 2000 as a result of the occurrence, or use of data consisting of, such dates; (b) any failure of computer hardware or software products or technology to calculate any information dependent on or relating to dates on or after January 1, 2000 in the same manner, and with the same functionality, data integrity and performance, as such computer hardware or software products or technology records, stores, processes, calculates and presents calendar dates on or before December 31, 1999, or information dependent on or relating to such dates; or (c) any loss of functionality or performance with respect to the introduction of records or processing of data containing dates falling on or after January 1, 2000.

SECTION 2.33 Representations Complete. The representations and warranties of the Company and the Stockholders contained in this Article II do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make such representations and warranties, in light of the circumstances under which they were made, not misleading.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDERS

Each of the Stockholders, severally, but not jointly, represents and warrants to Acquiror as follows:

SECTION 3.1 Ownership of EPITAXX Shares. Such Stockholder is the record and beneficial owner of all of the EPITAXX Shares listed as owned by such Stockholder on Schedule 2.3, and such EPITAXX Shares are owned by such Stockholder free and clear of all liens, claims, encumbrances, interests and rights in others. Except as set forth on Schedule 2.3, such Stockholder has no options, warrants, subscriptions, calls, convertible securities, stock appreciation rights (phantom or otherwise) or other interests or rights of any nature relating to the capital stock of the Company.

SECTION 3.2 Authority to Execute and Perform Agreement. Such Stockholder has the full legal right, capacity, power and all authority and approval required by law and its organizational documents, if applicable, to enter into this Agreement and to perform its obligations hereunder. Such Stockholder has duly executed and delivered this Agreement, and this Agreement is the legal, valid and binding obligation of such Stockholder enforceable in accordance with its terms.

SECTION 3.3 Investment Representations. Such Stockholder has had the opportunity to discuss the transactions contemplated hereby with Acquiror and has had the opportunity to obtain such information pertaining to Acquiror, its business, operations, and finances as has been requested, including but not limited to filings made by Acquiror with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such Stockholder is an "accredited investor" within the meaning of Regulation D promulgated under the Securities Act of 1933, as amended (the "Securities Act"). Such Stockholder has such knowledge and experience in business or financial matters that he or she is capable of evaluating the merits and risks of an investment in the Acquiror. Such Stockholder (i) is acquiring the Acquiror Common Stock for purposes of investment and has no present intention to distribute such Acquiror Common Stock, (ii) it has no contract, undertaking, agreement or arrangement to sell or otherwise transfer or dispose of any Acquiror Common Stock or any portion thereof to any person or entity and (iii) he or she can bear the economic risk of losing his or her investment in the Acquiror Common Stock and has adequate means for providing for its current financial needs and contingencies.

SECTION 3.4 No Knowledge of Breach. Such Stockholder is not aware (without any investigation or inquiry) that any of the representations or warranties set forth in Article II is untrue in any material respect.

ARTICLE Iv

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND NEWCO

Acquiror and Newco represent and warrant to the Company and the Stockholders as follows:

SECTION 4.1 Investment Intent. Acquiror is acquiring the EPITAXX Shares for its own account and not with the view to the distribution thereof.

SECTION 4.2 Organization. Acquiror is duly incorporated, validly existing and in good standing under the laws of the State of Delaware and is duly qualified to transact business as a foreign corporation in each jurisdiction in which the failure to so qualify would have a material adverse impact on Acquiror's ability to purchase the EPITAXX Shares. Newco is duly incorporated, validly existing and in good standing under the laws of the State of Delaware.

SECTION 4.3 Power and Authority. Each of Acquiror and Newco has the corporate power and authority to execute, deliver and perform this Agreement and the other documents and instruments contemplated hereby. Subject to the conditions set forth in Article VI which shall be satisfied prior to the Closing if Closing occurs, (i) the execution, delivery and performance of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly authorized and approved by each of Acquiror and Newco and (ii) when executed and delivered by Acquiror and Newco shall have been duly executed and delivered by, and constitute the valid and binding obligation of each of Acquiror and Newco enforceable against each of them in accordance with their terms.

SECTION 4.4 Validity, Etc. Neither the execution and delivery of this Agreement and the other documents and instruments contemplated hereby, the consummation of the transactions contemplated hereby or thereby, nor the performance of this Agreement and such other agreements in compliance with the terms and conditions hereof and thereof will (i) conflict with or result in any breach of any trust agreement, certificate of incorporation, bylaw, judgment, decree, order, statute or regulation applicable to Acquiror or Newco; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, other than any notification and approval required under the HSR Act; (iii) result in a breach of or default (or give rise to any right of termination, cancellation or acceleration) under any law, rule or regulation or any judgment, decree, order, governmental permit, license or order or any of the terms, conditions or provisions of any mortgage, indenture, note, license, agreement or other instrument to which Acquiror or Newco is a party; or (v) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Acquiror or Newco which in the case of any of (i) - (v), would materially impair Acquiror or Newco's ability to consummate the transactions contemplated hereby.

SECTION 4.5 Corporate Status. Each of Acquiror and Newco has the corporate power and authority to own, lease and operate all of its properties and to carry on its business as it is now being conducted.

SECTION 4.6 Acquiror Subsidiaries; Newco Common Stock. The Acquiror indirectly owns, beneficially and of record, all of the issued and outstanding shares of Newco, all of which are validly issued and outstanding, fully paid and nonassessable, free and clear of all Liens and encumbrances. The Acquiror has the corporate power to cause the endorsement and surrender such shares of Newco Common Stock for cancellation pursuant to the Plan of Merger. The Acquiror has taken all such actions as may be required in its capacity as the indirect sole stockholder of Newco. Acquiror is the sole record and beneficial owner of all of the outstanding capital stock of Uniphase Holdings, Inc., which in turn is the sole record and beneficial owner of all of the outstanding capital stock of Newco.

SECTION 4.7 Reports. Acquiror has previously furnished or made available to the Stockholders true and complete copies of (i) its most recent Annual Report on Form 10-K as filed with the Securities Exchange Commission ("SEC") for its fiscal year ended June 30 , 1999, and (ii) all other reports and registration statements filed by Acquiror with the SEC since June 30, 1999 (all such documents included in (i) and (ii) above being collectively referred to as the "Acquiror SEC Documents"). As of their respective dates, the Acquiror SEC Documents did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since June 30, 1999, Acquiror has timely filed with the SEC all reports, registration statements and other filings required to be filed with the SEC under Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder. As of their respective filing dates, the description of the business, operations and financial condition of the Acquiror contained in the Acquiror SEC Documents complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and the rules and regulations promulgated under such statutes. The consolidated financial statements contained in the Acquiror SEC Documents, together with the notes thereto, have been prepared in accordance with GAAP consistently followed throughout the periods indicated therein (except as indicated in the notes to such financial statements and further subject, in the case of unaudited statements, to normal, necessary year-end adjustments). The balance sheet of the Acquiror at except as indicated in the notes to such financial statements and further included in the Acquiror's 10-K is herein referred to as the "Acquiror Balance Sheet".

SECTION 4.8 Subsequent Events. Except as disclosed in the Acquiror SEC Documents or as otherwise permitted hereunder, the Acquiror has not, since the date of the Acquiror Balance Sheet incurred any Material Adverse Change.

SECTION 4.9 Legal Proceedings. Except as described in the Acquiror SEC Documents, there is no pending litigation, governmental investigation, condemnation or other proceeding against or relating to or affecting the Acquiror or the transactions contemplated by this Plan of Merger for which the Acquiror is uninsured or which, if resolved adversely to the Acquiror, would have, individually or in the aggregate, a Material Adverse Effect on the Acquiror.

SECTION 4.10 Commissions and Fees. There are no claims for brokerage commissions, investment bankers' fees or finder's fees in connection with the transactions contemplated by this Agreement resulting from any action taken by the Acquiror or any of its stockholders, officers, directors or agents.

SECTION 4.11 Status of Acquiror Stock. Each share of Acquiror Common Stock issued to the Stockholders pursuant to this Agreement will be, when so issued, duly authorized, validly issued, fully paid and nonassessable.

SECTION 4.12 Representations Complete. The representations and warranties of the Acquiror and Newco contained in this Article IV do not contain any untrue statement of a material fact and do not omit to state any material fact necessary to make such representations and warranties, in light of the circumstances under which they were made, not misleading.

ARTICLE V

COVENANTS OF EPITAXX AND THE PRINCIPAL STOCKHOLDER

EPITAXX and the Principal Stockholder covenant and agree with Acquiror as follows:

SECTION 5.1 Cooperation; Consents. The Principal Stockholder shall cause the Company to timely perform and fulfill, all covenants and obligations to be fulfilled or performed by the Company hereunder. The Principal Stockholder and the Company shall use their reasonable best efforts to satisfy all of the conditions to Closing set forth in Article VII to the end that the transactions contemplated hereby will be fully and timely consummated. On or prior to the Closing Date, the Company and the Principal Stockholder shall (a) notify all persons required to be notified pursuant to applicable law or any of the Governmental Authorizations or contracts to which the Company is a party of the transactions contemplated hereunder, in the form and manner required thereunder, and (b) obtain the consent of all persons whose consent is required pursuant to applicable law or any of the Governmental Authorizations or contracts to which the Company is a party in connection with the consummation of the transactions contemplated hereby, in the form and manner required thereunder, including, without limitation, the all required consents under the HSR Act.

SECTION 5.2 Access. Until the Closing, the Company shall give Acquiror, its attorneys, accountants and other authorized representatives complete access to its offices, properties, customers, suppliers, employees, products, technology, business and financial records, contracts, business plans, budgets and projections, agreements, commitments and other documents and information concerning the Company and persons employed by or doing business with the Company for the purposes of confirming the accuracy of the representations and warranties made by the Company herein.

SECTION 5.3 Insurance. Until the Closing, the Company shall maintain with financially sound and reputable insurers, insurance against such casualties and contingencies and of such types and in such amounts as is customary for companies similarly situated.

SECTION 5.4 Compliance with Laws. Until the Closing, the Company shall conduct its business in compliance with all applicable laws, rules, regulations and orders.

SECTION 5.5 Keeping of Books and Records. Until the Closing, the Company shall keep adequate records and books of account, in which complete entries will be made in accordance with GAAP consistently applied, reflecting all financial transactions and in which all proper reserves for depreciation, depletion, obsolescence, amortization, taxes, bad debts and other purposes in connection with its business shall be made.

SECTION 5.6 Actions Prior to Closing. The Company shall conduct its business pending the Closing only in the ordinary and usual course of business consistent with past practice. Without limiting the generality of the foregoing, the Company shall conduct its business in a manner such that on the Closing Date the Company will have no obligations or liabilities (fixed or contingent) except (a) those consistent with the representation and warranty made in Section 2.10 of this Agreement and (b) those incurred in the ordinary course of business consistent with past practice after the date of the Balance Sheet and prior to the Closing Date and reflected accurately in its books and records. Except as expressly contemplated by this Agreement or as consented to in writing by Acquiror, which consent shall not be unreasonably withheld or delayed, during the period from the date of this Agreement to the Closing Date, the Company shall not (i) issue, sell or pledge, or authorize or propose the issuance, sale or pledge of (A) additional shares of capital stock of any class (including the EPITAXX Shares), or securities convertible into any such shares, or any rights, warrants or options to acquire any such shares or other convertible securities, or grant or accelerate any right to convert or exchange any securities of the Company for shares of capital stock of the Company, or (B) any other securities in respect of, in lieu of or in substitution for shares outstanding on the date thereof; (ii) redeem, purchase or otherwise acquire, any of its outstanding securities (including the Company Shares); (iii) declare, set aside, make or pay any dividend or distribution (whether in cash, stock or property) on or in respect of any share of capital stock of the Company; (iv) (A) make any acquisition of assets or securities, any disposition of assets or securities or any change in its equity capitalization or long term indebtedness, or (B) enter into, terminate or modify any contract or release or relinquish any contract or other rights except with respect to product sales made in the ordinary course of business; (v) incur any long-term debt for borrowed money or any short-term debt for borrowed money other than in the ordinary course of business consistent with past practice and not in excess, individually or in the aggregate, of $50,000; (vi) propose or adopt any amendments to its Certificate of Incorporation or By-Laws; (vii) enter into any new employment agreements with any officers, directors or employees or grant any increases in the compensation or benefits to, or agree to pay any bonus, severance or termination payment or other special compensation to, officers, directors and employees; (viii) make any loan or advance to any of its officers, directors, consultants, agents or employees or to any member of their families or any other loan or advance otherwise than in the ordinary course of business; (ix) make or incur any charitable contributions or any non-business expense; (x) mortgage, pledge or encumber any of its assets; (xi) introduce or modify the Company's accounting practices, including, without limitation, with respect to the treatment of inventory; (xii) commence, settle or compromise any litigation; (xiii) hire or terminate employees except in the ordinary course of business consistent with past practices; (xiv) making any capital expenditures or commitments therefor in excess of $100,000, individually or in the aggregate; or (xv) agree in writing or orally to take any of the foregoing actions or any other action which would have made any representation or warranty in this Agreement untrue in all material respects.

SECTION 5.7 Notice of Changes. Until the Closing, the Company shall notify Acquiror of any material change in the business of the Company as soon as it becomes apparent to the Company that any such change has or may occur.

SECTION 5.8 Preservation of Business. Until the Closing, the Company and the Principal Stockholder will cause the Company to use its best efforts to preserve its business organization intact, and to preserve its goodwill. Without limiting the generality of the foregoing, the Company will, and the Principal Stockholder will cause the Company to, timely perform all obligations required of the Company or the Principal Stockholder under the contracts and permits listed on the Schedules to this Agreement.

SECTION 5.9 Litigation. Until the Closing, the Company will promptly notify Acquiror of any lawsuits, claims, proceedings or investigations which are threatened or commenced against or by the Company, the Principal Stockholder or their affiliates, or against any employee, consultant or director of the Company.

SECTION 5.10 Continued Effectiveness of Representations and Warranties. Without limiting Section 4.6, from the date hereof up to and including the Closing Date, (i) the Company will conduct its business in a manner such that the representations and warranties contained herein shall continue to be true and correct on and as of the Closing Date as if made on and as of the Closing Date as and to the extent required by Section 7.2, and (ii) the Principal Stockholder will advise Acquiror promptly in writing of any condition or circumstance occurring from the date hereof up to and including the Closing Date which could cause any representation or warranty of the Principal Stockholder to become untrue. No such notice shall modify, limit or impair, in any manner, (a) any representation or warranty of the Company or the Principal Stockholder made hereunder or in connection herewith, or (b) any rights or remedies of Acquiror with respect to any breach thereof.

SECTION 5.11 Obligations of Affiliates. Except as specifically set forth herein, on or before the Closing Date, the Company will cause its affiliates to (i) cause all debts, claims and other obligations owed or required to be performed by any Stockholder (or any affiliate of such Stockholder) to the Company, or by the Company to any Stockholder or affiliate of any stockholder, to be paid or discharged in full and (ii) except as provided in this Section 5.11, terminate any ongoing agreements between the Company on the one hand and its affiliates on the other, all without any expense to the Company (or any reduction in the gross assets reflected on the Balance Sheet or acquired since the date thereof) so that following the Closing Date the Company shall have no obligations of any kind or nature to the Stockholders or their affiliates except for those specified in this Agreement, provided, however, that the liability of the Company to the Principal Stockholder in the amount of $4,250,000 plus interest in respect of indebtedness for borrowed money and the amount of $1,029,273 in respect of the Company's obligations under its Tax Sharing Agreement with the Company (as reduced to reflect amounts paid by or accrued against the Company prior to the Closing Date) may, at the election of Acquiror, be paid of or prior to the Closing or continue as obligations of the Company to be discharged in accordance with their terms subsequent to the Closing. Notwithstanding the foregoing, the following agreements, each in the form made available to Acquiror, between the Company and the parent corporation of the Principal Stockholder, Nippon Sheet Glass Company Ltd. ("NSG") shall remain in full force and effect after the Closing Date as follows: (x) that certain Research and Development Agreement, dated as of April 1, 1997, shall remain in effect for two (2) years following the Closing Date (and thereafter be terminable on ninety (90) days notice) and continue to provide for the performance of Research and Development Services (as defined therein) by NSG, which shall be performed in a manner consistent with prior practice pursuant to such agreement and which shall consist of the supply of approximately 20 wafers per year for a payment by the Company of $100,000 per year; (y) NSG will continue for a period of two (2) years following the Closing Date to supply to the Company, for the Company's 2.5 and 10 gigabit avalanche photodetector receiver products, epitaxial wafers in a manner consistent with prior practices at a price per wafer of $18,000; and (z) the Distribution Agreement, dated as of April 1, 1997 shall continue following the Closing Date and be terminable in accordance with its terms or otherwise at any time on ninety (90) days prior notice given by either NSG or the Company.

SECTION 5.12 No Negotiations. Until the Closing Date, or the earlier termination of this Agreement in accordance with its terms, neither the Company, the Principal Stockholder nor any of their affiliates, advisors, agents or investment bankers shall, directly or indirectly, initiate discussions with, engage in negotiations with, enter into any agreement with, or provide any information to, any corporation, partnership, person or other entity or group involving the possible sale, directly or indirectly, transfer or joint venture of the Company, its business or assets, or the capital stock of the Company to any person or entity other than Acquiror. The Company shall immediately notify Acquiror of any solicitation or inquiry made by any third party with respect to any such sale.

SECTION 5.13 Non-Competition and Employment Agreements. At the Closing, each of James D. Coleman, Yves Dzialowski, George Roshon, Alka Swanson and Mark Itzler (the "Applicable Employees") will enter into (a) a Non-Competition and Confidentiality Agreement (each, a "Noncompetition and Confidentiality Agreement") in substantially the form of Exhibit A, and (b) (i) amendments (the "Employment Agreement Amendments") to their current employment agreements (the "Employment Agreements") in substantially the form of Exhibit B, or if they are not currently parties to such Employment Agreement, new employment agreements (the "New Employment Agreements") substantially in form and content as the Employment Agreements, as amended by the Employment Agreement Amendments.

SECTION 5.14 Resignations. The Company will, to the extent that Acquiror so requests, cause its officers and directors of the Company and the trustees and administrators of each Employee Plan to resign on or before the Closing Date.

SECTION 5.15 Section 338 Elections.

(a) If requested by Acquiror, Acquiror and Principal Stockholder shall join in an election to have the provisions of Section 338(h)(10) of the Code and similar provisions of state law ("Section 338 Elections") apply to the acquisition of the Company. Acquiror shall be responsible for, and control, the preparation and filing of such election. The allocation of purchase price among the assets of the Company shall be made in accordance with Code Sections 338 and 1060 and any comparable provisions of state, local or foreign law, as appropriate. Principal Stockholder shall, unless it would be unreasonable to do so, accept Acquiror's good faith determination of such purchase price allocations and shall report, act, file in all respects and for all purposes consistent with such good faith determination of Acquiror. Principal Stockholder shall execute and deliver to Acquiror such documents or forms (including Section 338 Forms, as defined below) as Acquiror shall request or as are required by applicable law for an effective Section 338 Election. "Section 338 Forms" shall mean all returns, documents, statements, and other forms that are required to be submitted to any federal, state, county or other local taxing authority in connection with a Section 338 Election, including, without limitation, any "statement of Section 338 election" and IRS Form 8023 (together with any schedules or attachments thereto) that are required pursuant to Treasury Regulations.

(b) Principal Stockholder shall be responsible for and shall pay any income, franchise or similar taxes arising as a result of any Section 338 Election or any comparable or resulting election under state law filed by Acquiror or Principal Stockholder.

SECTION 5.16 Environmental Clearance. Without limiting Section 5.1, prior to the Closing, the Company shall obtain, with respect to the West Trenton, New Jersey facility owned by the Company (the "Facility"), from the New Jersey Department of Environmental Protection ("NJDEP") any of a Letter of Nonapplicability, an approval of a Negative Declaration, or any other confirmation of an approval, waiver or exemption from NJDEP stating that the Facility is not subject to the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. ("ISRA"), any successor legislation and regulation, as well as the regulations promulgated pursuant to the Environmental Cleanup Responsibility Act, N.J.S.A. 13:1K-6 et seq. Notwithstanding the foregoing, the Acquiror shall be obliged to waive compliance with the foregoing upon the receipt by the Company of any interim determination, order or ruling, including but not limited to NJDEP's issuance of a remediation agreement, permitting the consummation of the transactions contemplated herein.

ARTICLE VI

COVENANTS OF ACQUIROR, THE COMPANY
AND THE STOCKHOLDERS

SECTION 6.1 Cooperation. Acquiror shall timely perform and fulfill all covenants and obligations to be fulfilled or performed by it hereunder. Acquiror shall use its reasonable best efforts to satisfy all of the conditions set forth in Article VIII, to the end that the transactions contemplated hereby will be fully and timely consummated.

SECTION 6.2 Publicity. Between the date hereof and the Closing Date, Acquiror, the Stockholders and the Company agree that, except as required by applicable Federal and state securities laws and regulations, each (a) will make no (and will cause its affiliates not to make any) public announcement of further progress regarding the transactions contemplated hereby without the prior written consent of the other, (b) will respond to all inquiries with respect to further progress regarding the transactions contemplated hereby by stating that its policy is to not comment on such matters, (c) will institute procedures to restrict knowledge of further progress regarding the transactions contemplated hereby to those who need to know, (d) will use its reasonable efforts to insure that no person who has knowledge of further progress regarding the proposed transactions contemplated hereby through it will trade in the securities of Acquiror, and (e) will notify the other of any rumor with respect to the transactions contemplated hereby received by it. In the event Acquiror determines that public disclosure of the progress of transactions contemplated hereby is necessary in public documents required to be filed by it or pursuant to the exception in the preceding sentence, it agrees to notify the Company of its intention to make such disclosure and provide the other with the text of the disclosure in advance of its release to the public.

SECTION 6.3 Registration Statement.

(a) Acquiror shall use its reasonable efforts to file or cause to be filed with the SEC on or prior to the date that is fifteen (15) days after the Effective Time, a registration statement on Form S-3 (the "Registration Statement") to cover resales of the shares (the "Registered Shares") of Acquiror Common Stock constituting Merger Consideration. The Registered Shares shall be allocated pro rata among the Stockholders based on the portion of the Merger Consideration received by each. Acquiror shall use its reasonable efforts to cause such Registration Statement to be declared effective as soon as practicable thereafter. Acquiror shall use its reasonable efforts to keep such Registration Statement continuously effective, supplemented and amended to the extent necessary to ensure that it is available for resales of the Registered Shares for a period ending on the earlier of (i) two years from the Closing Date, and (ii) a date which is more than one (1) year from the Closing Date and on which less than 20% of the original aggregate Registered Shares are held by the Stockholders.

(b) Acquiror will bear the costs of all Registration Expenses. For the purposes hereof, "Registration Expenses" shall mean all expenses incident to Acquiror's preparation and filing of the Registration Statement, including, without limitation, all registration and filing fees, fees and expenses of compliance with federal securities laws or state blue sky laws, printing expenses, messenger and delivery expenses, fees and disbursements of custodians and fees and disbursements of counsel for Acquiror and all independent certified public accountants, and other persons retained by Acquiror.

(c) In connection with the registration and sale of the Registered Shares Acquiror will:

(i) prepare and file with the SEC the Registration Statement as set forth above;

(ii) provide to each holder of Registered Shares a copy of the Registration Statement and related Prospectus, including each preliminary Prospectus, and each amendment and supplement thereto;

(iii) use its best efforts to register or qualify the Registered Shares under such other securities or blue sky laws of such jurisdictions as each holder of Registered Shares may reasonably request and do any and all other acts and things which may be reasonably necessary or advisable to enable each holder of Registered Shares to consummate the disposition in such jurisdictions of the Registered Shares owned by such holder; provided, however, that Acquiror will not be required to (A) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subparagraph, (B) subject itself to taxation in any such jurisdiction, or (C) consent to general service of process in any such jurisdiction; and

(iv) Upon the occurrence of any event that would cause the Registration Statement (A) to contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (B) to be not effective and useable for resale of the Registered Shares during the period that such Registration Statement is required to be effective and useable, Acquiror upon knowledge of such an event, shall as promptly as practicable file an amendment to the Registration Statement, in the case of clause (A), correcting any such misstatement or omission, and, in the case of either clause (A) or (B), use its best efforts to cause such amendment to be declared effective and such Registration Statement to become useable as soon as practicable thereafter.

(d) Notwithstanding anything to the contrary in this Section 6.3, Acquiror may prohibit offers and sales of the Registered Shares pursuant to the Registration Statement at any time if (A) (1) it is in possession of material non-public information, (2) the Board of Directors of Acquiror determines based on advice of counsel that such prohibition is necessary in order to avoid a requirement to disclose such material non-public information, and (3) the Board of Directors of Acquiror determines in good faith that disclosure of such material non-public information would not be in the best interests of Acquiror and its Stockholders or (B) Acquiror has made a public announcement relating to an acquisition or business combination transaction including Acquiror and/or one or more of its subsidiaries (1) that is material to Acquiror and its subsidiaries taken as a whole, and (2) the Board of Directors of Acquiror determines in good faith that offers and sales of the Registered Shares pursuant to the Registration Statement prior to the consummation of such transaction (or such earlier date as the Board of Directors shall determine) is not in the best interests of Acquiror and its Stockholders (the period during which any such prohibition of offers and sales of Registered Shares pursuant to the Registration Statement is in effect pursuant to clause (A) or (B) of this Section 6.3(d) is referred to herein as a "Suspension Period"). A Suspension Period shall commence on and include the date on which Acquiror provides written notice to holders of Company Stock covered by the Registration Statement that offers and sales of Registered Shares cannot be made thereunder in accordance with this Section 6.3(d) and shall end three business days after the earlier to occur of (x) the date on which such material information is disclosed to the public or ceases to be material or Acquiror is able to so comply with its disclosure obligations and SEC requirements, or (y) 90 days after written notice is provided by Acquiror to the holders of Registered Shares of such Suspension Period. Each notice shall state to the extent, if any, as is practicable, an estimate of the expected duration of the Suspension Period;

(e) Each holder of Registered Shares shall furnish to Acquiror such information regarding the distribution of its Registered Shares as is required by law to be disclosed in the Registration Statement (the "Requisite Information") prior to effecting any sale pursuant to such Registration Statement. Each holder of Registered Shares as to which any Registration Statement is being effected agrees prior to effecting any sale of the Registered Shares thereunder to furnish promptly to Acquiror all information required to be disclosed in order to make any Requisite Information previously furnished to Acquiror by such holder of Registered Shares not materially misleading or necessary to cause such Registration Statement not to omit a material fact with respect to such holder of Registered Shares necessary in order to make the statements therein not misleading.

(f) Each holder of Registered Shares agrees that, upon receipt of any notice from Acquiror of the existence of any fact of the kind described in subparagraphs 6.3(c)(iv) or 6.3(d) hereof (an "Amendment Notice"), such holder of Registered Shares will forthwith discontinue disposition of Registered Shares until such holder's receipt of (A) copies of the supplemented or amended Prospectus contemplated by subparagraph 6.3(c)(iv) hereof, or until counsel for Acquiror shall have determined that such disclosure is not required due to subsequent events, (B) notice in writing from Acquiror that the use of the Prospectus may be resumed, (C) copies of any additional or supplemental filings with respect to the Prospectus, or (D) the expiration of the Suspension Period. In the event Acquiror shall give any such notice, the time period regarding the filing of the Registration Statement set forth in subparagraph 6.3(a) hereof shall be extended by the number of days during the period from and including the date of the giving of such notice pursuant to subparagraph 6.3(d) hereof to and including the date when each holder of Registered Shares covered by such Registration Statement shall have received the copies of the supplemented or amended Prospectus contemplated by this subparagraph 6.3(f).

(g) Acquiror agrees to use its best efforts to cause the Registered Shares covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities as may be necessary to enable the holders of Registered Shares to consummate the disposition of such Registered Shares, subject to the proviso contained in subparagraph 6.3(c)(iii) above, and cause all Registered Shares to be listed on each securities exchange or national quotation system on which Acquiror's Registered Shares is then listed.

(h) Acquiror agrees to indemnify, to the extent permitted by law, each holder of Registered Shares against all losses, claims, damages, liabilities and expenses including, without limitation, reasonable attorneys' fees, caused by any untrue or alleged untrue statement of material fact contained in the Registration Statement, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are caused by or contained in any information furnished in writing to Acquiror by such holder expressly for use therein or by such holder's willful misconduct, negligent breach of its obligations under this Section 6.3 or failure to deliver a copy of the Registration Statement or prospectus or any amendments or supplements thereto.

(i) In connection with the Registration Statement, each holder of Registered Shares will furnish to Acquiror in writing such information and affidavits as Acquiror reasonably requests for use in connection with the Registration Statement or prospectus contained therein and, to the extent permitted by law, will indemnify Acquiror, its directors and officers and each person who controls Acquiror (within the meaning of the Act) against any and all losses, claims, damages, liabilities and expenses, including, without limitation, reasonable attorneys' fees, caused by any untrue or alleged untrue statement of material fact contained in the Registration Statement, any prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, insofar as such losses, claims, damages, liabilities and expenses are caused by any such untrue statement or omission or alleged untrue statement or omission furnished in writing to Acquiror for use therein or such holder's failure to provide the prospective purchaser with a copy of the current prospectus; provided, however, that the obligation to indemnify will be several, not joint and several among the holders of Registered Shares, and the liability of each holder will be limited to the net amount received by such holder of Registered Shares from the sale of Registered Shares pursuant to the Registration Statement.

SECTION 6.4 338 Election Payment. At the Closing, Acquiror shall pay to the Principal Stockholder the sum in cash of $5,000,000 in consideration of Principal Stockholder's agreement to make the Section 338 Election.

SECTION 6.5 Consent to Merger. Each of the Stockholders, by their execution of this Agreement, hereby consents to the transactions contemplated by this Agreement, including, without limitation, the Merger and the change in control of the Company effected thereby. Without limiting the foregoing, such Stockholder waives (a) any and all notices required by applicable laws or the articles of incorporation or bylaws of the Company in connection with the consent set forth in this Section or the transactions contemplated hereby, and (b) any and all dissenters', appraisal or similar rights, available under the Company's articles of incorporation, bylaws or at law or in equity, in connection with the Merger and the transactions contemplated hereby.

ARTICLE VII

CONDITIONS TO ACQUIROR'S OBLIGATIONS

The obligation of Acquiror to pay the Merger Consideration on the Closing Date and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions each of which may be waived by Acquiror in its sole discretion:

SECTION 7.1 Consents. All material governmental approvals and consents of third parties identified on Schedule 2.7 or otherwise required to consummate the transactions described herein shall have been obtained, including, without limitation, all approvals required under the HSR Act and pursuant to Section 5.16.

SECTION 7.2 Representations and Warranties True. All of the representations and warranties of the Company and the Principal Stockholder contained in Article II or in any Schedules or other documents attached hereto or referred to herein or delivered pursuant hereto in connection with the transactions contemplated hereby shall be true, correct and complete in all material respects on and as of the date hereof and on and as of the Closing Date, as if made on and as of the Closing Date; provided that any representation or warranty qualified by the term "material," or words to such effect, or otherwise qualified as to materiality shall be true on the Closing Date in accordance with the terms thereof. On the Closing Date, the President of the Company shall have executed and delivered to Acquiror a certificate, in form and substance reasonably satisfactory to Acquiror and its counsel, to such effect.

SECTION 7.3 Performance. The Company and the Principal Stockholder shall have performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by them prior to or at the Closing Date. The President of the Company shall have executed and delivered to Acquiror a certificate, in form and substance satisfactory to Acquiror and its counsel, in writing to such effect and to the further effect that all of the conditions set forth in this Article VII have been satisfied.

SECTION 7.4 No Material Adverse Change. No Material Adverse Change with respect to the Company shall have occurred or be threatened.

SECTION 7.5 Good Standing Certificates. The Company shall have delivered to Acquiror certificates of good standing from the Secretaries of the State of Delaware and all other States in which the Company is qualified to do business dated no earlier than five (5) business days prior to the Closing Date.

SECTION 7.6 Opinion of Counsel. Acquiror shall have received the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., in form and content reasonably acceptable to Acquiror.

SECTION 7.7 No Actions, Suits or Proceedings. As of the Closing Date, no action, suit, investigation or proceeding brought by any person, corporation, governmental agency or other entity shall be pending or, to the knowledge of the parties to this Agreement, threatened, before any court or governmental body (i) to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order with respect to this Agreement or the consummation of the transactions contemplated hereby, or (ii) which has had or may have a Materially Adverse Effect on the Company. No order, decree or judgment of any court or governmental body shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No insolvency proceeding of any character including, without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting the Company or any Stockholder shall be pending, and neither the Company nor any Stockholder shall have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

SECTION 7.8 Employment, Non-Competition and Confidentiality Agreements. Each of the Applicable Employees shall have entered into a Non- Competition and Confidentiality Agreement with Acquiror and the applicable parties shall have entered into the Employment Agreement Amendments or the New Employment Agreements, as applicable.

SECTION 7.9 Closing Documents. The Stockholders shall have delivered the Certificates representing the EPITAXX Shares, duly endorsed to Acquiror, and all of the resolutions, certificates, documents and instruments required by this Agreement.

SECTION 7.10 Termination of Stockholder Agreements. The EPITAXX Stockholders' Agreements shall have been terminated prior to the Closing Date and of no further force or effect.

ARTICLE VIII

CONDITIONS TO THE STOCKHOLDERS' OBLIGATIONS

The obligation of the Company and the Stockholders to complete the Merger and to consummate the other transactions contemplated hereby is subject to the satisfaction, on or before the Closing Date, of the following conditions, each of which may be waived by the Company and the Principal Stockholder, in their sole discretion:

SECTION 8.1 Representations and Warranties to be True and Correct. The representations and warranties contained in Article III shall be true, complete and correct, in all material respects, on and as of the Closing Date, as if made on and as of such date (other than those representations and warranties that are specifically made as of another date, which shall be true, correct and complete in all material respects as of such other date), provided that any representation or warranty qualified by the term "material," or words to such effect, or otherwise qualified as to materiality shall be true on the Closing Date in accordance with the terms thereof, and Acquiror shall have delivered to the Company a certificate, in form and substance satisfactory to the Company, the Principal Stockholder and its counsel, to such effect.

SECTION 8.2 Performance. Acquiror shall have performed and complied in all material respects with all agreements contained herein required to be performed or complied with by it prior to or at the Closing Date, and Acquiror shall have delivered a certificate to the Company, in form and substance satisfactory to the Company and its counsel to such effect.

SECTION 8.3 Opinion of Acquiror's Counsel. The Company shall have received from Morrison & Foerster LLP an opinion dated the Closing Date, in form and content reasonably acceptable to the Company.

SECTION 8.4 No Actions, Suits or Proceedings. As of the Closing Date, no action, suit, investigation or proceeding brought by any person, corporation, governmental agency or other entity shall be pending or, to the knowledge of the parties to this Agreement, threatened, before any court or governmental body to restrain, prohibit, restrict or delay, or to obtain damages or a discovery order in respect of this Agreement or the consummation of the transactions contemplated hereby. No order, decree or judgment of any court or governmental body shall have been issued restraining, prohibiting, restricting or delaying, the consummation of the transactions contemplated by this Agreement. No insolvency proceeding of any character including, without limitation, bankruptcy, receivership, reorganization, dissolution or arrangement with creditors, voluntary or involuntary, affecting Acquiror shall be pending, and Acquiror shall not have taken any action in contemplation of, or which would constitute the basis for, the institution of any such proceedings.

SECTION 8.5 Closing Documents. Acquiror shall have delivered the Merger Consideration and all of the resolutions, certificates, documents and instruments required by this Agreement.

ARTICLE IX

INDEMNIFICATION

SECTION 9.1 Survival. Except as set forth in the next sentence, all representations and warranties, and all covenants to be performed at or before the Closing, in this Agreement, or in any instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing and any investigation at any time made by or on behalf of any party for a period ending on August 31, 2001 (the "Cutoff Date). All such representations, warranties and covenants shall expire on the Cutoff Date, except that (a) claims, if any, asserted in writing prior to such Cutoff Date, identified as a claim for indemnification pursuant to this Article IX shall survive until finally resolved and satisfied in full, and (b) claims, if any, which are environmental in nature, which are based upon fraud, or which relate to title to the EPITAXX Shares, the capitalization of the Company, title to the assets of the Company, the Employee Plans, or which involve tax liability shall survive for the full period of the applicable statute of limitations, and until finally resolved and satisfied in full if asserted on or prior to such date. All other covenants and agreements contained herein shall survive until fully performed in accordance with their terms.

SECTION 9.2 Indemnification by the Company and the Principal Stockholder. The Company and the Principal Stockholder shall, jointly and severally, indemnify, defend, and hold Acquiror, the Surviving Company (upon consummation of the Merger) and their respective Affiliates (as such term is defined under Rule 405 of the Rules and Regulations of the Securities Act) and the respective officers, directors, employees and stockholders (other than any Stockholder, any affiliates of any Stockholder or any officer or director of the Company prior to the Closing Date) of the foregoing, and their successors and assigns (the "Indemnitees") from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, attorneys' and accountants' fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) of any kind or character (the "Damages"), arising out of or in any manner incident, relating or attributable to:

(a) Any inaccuracy in any representation or breach of warranty of the Company or the Principal Stockholder contained in this Agreement or in any certificate, instrument of transfer or other document or agreement executed by the Company or the Principal Stockholder in connection with this Agreement or otherwise made or given in connection with this Agreement;

(b) Any failure by the Company or the Principal Stockholder to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by any of them under this Agreement or under any certificates or other documents or agreements executed by the Company or the Principal Stockholder in connection with this Agreement; provided, however, that (i) any claim for indemnification hereunder shall be asserted prior to the expiration of the survival period set forth in Section 9.1; and (ii) after the Closing, the rights of Acquiror under this Section 9.2 shall be its sole remedy for any breach of any representation or warranty contained in this Agreement, except for a claim for fraud or reckless misrepresentation. In connection with any indemnification obligation of the Principal Stockholder or the Company hereunder, the Acquiror shall be entitled to be put in the same tax position as if the indemnification obligation had not occurred including the reduction of the amount of Damages by the amount of any tax benefit which may be realized by Acquiror or the increase of the amount of Damages by the amount of any tax detriment incurred by Acquiror;

(c) Any and all taxes which are imposed on the Company in respect of its income, business, property or operations or for which the Company may otherwise be liable (i) for any taxable period ending prior to the Closing Date, (ii) for the portion of a Straddle Period ending on the Closing Date, (iii) resulting by reason of the several liability of the Company pursuant to Treasury Regulations section 1.1502-6 or any analogous state, local or foreign law or regulation or by reason of the Company having been a member of any consolidated, combined or unitary group on or prior to the Closing Date, (iv) resulting from the Company ceasing to be a member of the affiliated group (within the meaning of Section 1504(a) of the Code) that includes Principal Stockholder, (v) in respect of any post-Closing Date period, attributable to events, transactions, sales, deposits, services or rentals occurring, received or performed in a pre-Closing Date period, (vi) in respect of any post-Closing Date period, attributable to any change in accounting method employed by the Company during any of its four previous taxable years, (vii) in respect of any post-Closing Date, attributable to any items of income or gain of a partnership reporting the Company as a partner, to the extent such items are properly attributable to periods of the partnership ending on or before the Closing Date, (viii) attributable to any discharge of indebtedness that may result from any capital contributions by Principal Stockholder (or an affiliate of Principal Stockholder) to the Company of any intercompany indebtedness owed by the Company to Principal Stockholder (or an affiliate of Principal Stockholder), and (ix) resulting from the making of the Code Section 338 election (or analogous provision of state, local or territorial law); provided, however, that Principal Stockholder's liability under the foregoing provisions of this paragraph shall be reduced as to any item to the extent that such item was specifically and fully reserved for in the Closing Balance Sheet; or

(d) Any and all claims against any Indemnitee, made prior to or after the Effective Time, by the holder of Patent No. 4368098 (the "Rockwell Patent"), or any licensee of any rights thereunder, that the products, technology, designs, processes, services, business or operations of the Company as presently conducted infringe or misappropriate the Rockwell Patent or any applications or rights thereunder or any proprietary rights relating to, deriving from or arising under the Rockwell Patent, notwithstanding that any such claims or potential claims are disclosed on any Schedule to this Agreement or have otherwise been previously disclosed to Acquiror; provided that any Damages incurred by the Indemnities pursuant to this Section 9.2(d) (i) shall not include royalty payments for the use of the Rockwell Patent, if any, agreed to be paid by Acquiror or which Acquiror becomes otherwise obligated to make with respect to any activities after the Effective Time, and (ii) shall be limited such that the Principal Stockholder shall be liable only for such Damages to the extent that same are determined in a manner that is consistent (considering the amount of such Damages and the activities of the Company with respect to which such Damages are payable) with Acquiror's damage or future royalty obligation, if any, pursuant to clause (i) above.

SECTION 9.3 Indemnification by Stockholders. Each of the Stockholders shall, severally, but not jointly, indemnify, defend, and hold harmless the Indemnitees from, against and with respect to any Damages arising out of or in any manner incident, relating or attributable to: (a) any inaccuracy in any representation or breach of warranty of such Stockholder contained in Article III of this Agreement; or (b) any breach by any such Stockholder of any of its covenants set forth in this Agreement.

SECTION 9.4 Limitations on Indemnification.

(a) Neither any Stockholder, on the one hand as an indemnifying party, nor the Acquiror, on the other hand as indemnifying party, shall be liable to the other in respect of any indemnification hereunder unless, until and to the extent that the aggregate damages claimed exceed $600,000 (the "Basket Amount"), whereupon the indemnified party shall be entitled to indemnification for all damages suffered or incurred by the indemnified party including those less than the Basket Amount; provided, however, that no limitation shall apply with respect to (i) any Damages incurred by an Indemnitee pursuant to Section 9.2(d) or with respect to any taxes not reflected in or reserved against on the Balance Sheet, or (ii) an intentional breach of the representations and warranties in this Agreement.

(b) Neither the Company and the Principal Stockholder, on the one hand, nor the Acquiror, on the other hand, shall be required to indemnify the other for an aggregate amount in excess of $80,000,000 (the "Liability Cap"), except for Damages to Acquiror resulting from the falsity of a representation or warranty of which any Knowledge Party who is a management employee, officer or director of the Principal Stockholder or its affiliates (other than EPITAXX) had actual knowledge at the time such representation or warranty was made or at the time of the Closing and as to which no disclosure was made as and when required hereunder, which Damages shall be subject to a Liability Cap of $400,000,000 (reduced by any other Damages for which indemnification is provided hereunder). With respect to Stockholders other than the Principal Stockholder, there shall be a Liability Cap equal to the total amount of Merger Consideration received by such Stockholder pursuant to this Agreement.

(c) In calculating the Liability Cap, any insurance recoveries received by the Indemnified Party shall be subtracted from the aggregate Damages claimed.

SECTION 9.5 Indemnification by Acquiror. Acquiror shall indemnify and hold harmless the Stockholders against any and all Damages arising directly out of any breach of any representation, warranty, covenant, or agreement of Acquiror contained in this Agreement, provided, however, that (i) any claim for indemnification hereunder shall be asserted prior to the expiration of the survival period set forth in Section 9.1, and (ii) after the Closing, the rights of the Stockholders under this Section 9.4 shall be its sole remedy for any breach of this Agreement.

SECTION 9.6 Claims for Indemnification. Upon the occurrence of any event which any party asserts is an indemnifiable event pursuant to this Article IX, the party claiming indemnification (the "Indemnified Party") shall provide prompt notice to the party required to provide indemnification (the "Indemnifying Party"), specifying in detail the facts and circumstances with respect to such claim and the basis for which indemnification is available hereunder. If such event involves the claim of any third party, Acquiror shall have the right to control the defense or settlement of such claim; provided, however, that (a) the Principal Stockholder shall be entitled to participate in the defense of such claim at its own expense, and or (b) each party shall obtain the prior written approval of the other party (which approval shall not be unreasonably withheld or delayed) before entering into any settlement of such claim if, pursuant to or as a result of such settlement, injunctive or other non-monetary relief would be imposed against the Indemnified Party, or the proposed settlement is in excess of the Liability Cap. In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article IX, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claim to which such indemnification relates.

SECTION 9.7 Indemnification for Letter of Credit Obligations. Acquiror shall promptly reimburse the Principal Stockholder for any principal and interest (exclusive of default amounts and penalties accruing prior to the Closing Date) paid by the Principal Stockholder or any affiliate of the Principal Stockholder pursuant to any guaranty by it or any affiliate of the Principal Stockholder of the Company's obligation to reimburse The Sumitomo Bank, Limited ("Sumitomo") for any draw made by Sumitomo Bank of New York Trust Company ("Sumitomo Trust") under that certain Letter of Credit dated August 29, 1998, as amended, issued by Sumitomo to Sumitomo Trust in the amount of $5,250,000 (the "Letter of Credit"). If the Principal Stockholder or any of its affiliates is required to make payment under the Letter of Credit, then the Acquiror agrees that it will promptly (a) obtain a substitute letter of credit from a bank to replace the Letter of Credit, or (b) provide such other guaranties or assurances in substitute for the Letter of Credit sufficient to cause the Letter of Credit to be cancelled.

ARTICLE X

TERMINATION

SECTION 10.1 Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Closing:

(a) By mutual written consent duly authorized by the Boards of Directors of Acquiror and the Company;

(b) By Acquiror or the Company if

(i) any court of competent jurisdiction or other governmental body shall have issued an order, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated hereby, provided that this Agreement shall not be terminated pursuant to this paragraph unless the party terminating this Agreement has utilized its best efforts to oppose the issuance of such order, decree or ruling or the taking of such action;

(ii) the Closing has not occurred on or prior to December 31, 1999 (as the same date may be extended as provided below) for any reason other than the breach of any provision of this Agreement by the party terminating this Agreement; or

(iii) the other party breaches any of its representations, warranties or covenants attached hereto and such breach is not promptly cured.

(c) By Acquiror if:

(i) Any of the conditions set forth in Article VI hereof has not been satisfied on or before December 31, 1999 (as such date may be extended as provided below) and shall not have been waived by Acquiror, for any reason other than a breach by Acquiror of any of its representations, warranties or agreements hereunder; or

(ii) If in Acquiror's good faith judgment there is any material inaccuracy in any representations or breach of any warranty contained therein, or any material failure by the Stockholders to perform any commitment, covenant or condition contained in this Agreement, or there exists any material error, misstatement or omission with regard to any of the Exhibits, Schedules or other documents referred to herein.

(d) By the Company if any of the conditions set forth in Article VII hereof has not been satisfied on or before December 31, 1999 (as such date may be extended as provided below) and shall not have been waived by the Company, for any reason other than a breach by the Company or any Stockholder of any of their representations, warranties or agreements hereunder;

If any party shall elect to terminate this Agreement pursuant to this Section 9.1 (other than paragraph (a) hereof), written notice of such event shall forthwith be given by the terminating party to the other parties to this Agreement, whereupon this Agreement shall terminate. Notwithstanding the foregoing, the date set forth in paragraphs (b)(ii), (c)(i) and (d) shall automatically be extended until March 31, 2000 if the Closing has not occurred solely because (x) the parties have not obtained the necessary consent under the HSR Act, or (b) any required approvals pursuant to ISRA have not been obtained (or waived by Acquiror as provided in Section 5.16).

SECTION 10.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 10.1, this Agreement, except for the provisions of Articles IX, X , XI and XII shall forthwith become void and be of no effect, without any liability on the part of any party or its directors, officers or stockholders. Nothing in this Section 10.2 shall relieve any party to this Agreement of liability for breach of this Agreement. If the Stockholders or the Company fail to fulfill their respective obligations hereunder for any reason not excused by an express provision of this Agreement, then Acquiror shall, in addition to any other remedies that it may have, have the right to bring an action in any court of competent jurisdiction to obtain specific performance of this Agreement, it being understood that the parties agree that failure of the Stockholders to consummate the purchase and sale of the EPITAXX Shares or failure of the Stockholders or the Company to perform any of their obligations contemplated by this Agreement (except for a failure excused by an express provision of this Agreement) would cause irreparable injury to Acquiror and that money damages would not provide an adequate remedy to Acquiror. The Stockholders and the Company therefore waive all objections to the award of equitable relief for such failure.

ARTICLE XI

NONDISCLOSURE OF CONFIDENTIAL INFORMATION

Each of the Parties agrees that it shall exercise, and shall cause their respective Representatives and their respective Affiliates to exercise, the same degree of care to prevent disclosure of Information (as hereinafter defined) received by or disclosed to such Party pursuant to this Agreement as it takes to preserve and safeguard its own confidential information, data, technology or know-how but, in any event, no less than a reasonable degree of care. As used herein, "Information" means all documents and information concerning any other Party and the Affiliates thereof furnished to a Party, its Affiliates or Representatives (in any case, a "Recipient" by such other Party or its Representatives (in any case, the "Disclosing Party") in connection with the transactions contemplated by this Agreement. Each Recipient shall not use any of such Information except as permitted by this Agreement or release or disclose such Information to any other Person, except its auditors, attorneys, financial advisors, bankers and other consultants and advisors in connection with this Agreement.

If this Agreement shall be terminated pursuant to Article IX any documentary Information (including all copies thereof) shall be returned to the Disclosing Party promptly at its request. In any event, Information shall be safeguarded by the Recipient for not less than five (5) years from the date hereof.

The restrictions of this Article XI shall not apply to any Information received by a Recipient (a) which such Recipient already possessed at the time of receipt as shown by written records; (b) which was at the time of receipt or subsequently becomes, publicly available though no fault of such Recipient or any of its Affiliates or Representatives; (c) which such Recipient rightfully received from a third party which the Recipient neither knows nor has reason to know is prohibited from disclosing such information by a contractual, legal or fiduciary obligation; (d) is furnished by the Disclosing Party to a third party without a similar restriction of the third party's rights; or (e) is as required to be disclosed pursuant to Law; provided that, if practicable, the Recipient shall notify the Disclosing Party prior to disclosing any Information pursuant to this clause (e) and shall cooperate with the Disclosing Party in making reasonable efforts to resist such disclosure, if the Disclosing Party so requests.

In the event of a breach of any of the obligations stated above in this Article X, the Disclosing Party may proceed against the breaching Recipient in Law or in equity for such damages or other relief as a court may deem appropriate. Nothing herein contained shall be construed as prohibiting the Disclosing Party from pursuing, in addition, any other remedy for such breach or threatened breach.

ARTICLE XII

MISCELLANEOUS

SECTION 12.1 Notices. All notices, requests, consents and other communications hereunder shall be in writing, shall be addressed to the receiving party's address set forth below or to such other address as a party may designate by notice hereunder, and shall be either (i) delivered by hand, (ii) made by facsimile transmission, (iii) sent by recognized overnight courier, or (iv) sent by registered or certified mail, return receipt requested, postage prepaid.

If to Acquiror: JDS Uniphase Corporation
163 Baypointe Parkway
San Jose, California 94134
Attn: Michael C. Phillips
Fax No. (408) 954-0540.

With a copy to: Morrison & Foerster LLP
755 Page Mill Road
Palo Alto, California 94304
Attn: Christopher S. Dewees
Fax No. (650) 813-5798

If to the Company the

Representative or the
Stockholders: EPITAXX, Inc.
7 Graphics Drive
West Trenton, New Jersey 08628
Attn: Noboru Hiraguri
Fax No.: (609) 538- 1684

NSG Holding and USA, Inc.

One Paragon Center

2525 Harrodsburg Road

Lexington, KY 46504

Attn: President

Fax No.: (606) 296-4120

With a copy to: Mintz, Levin, Cohn, Ferris, Glovsky and
Popeo, P.C.
One Financial Center
Boston, Massachusetts 02111
Attn: Thomas J. Kelly, Esquire
Fax No.: (617) 542-2241

All notices, requests, consents and other communications hereunder shall be deemed to have been (i) if by hand, at the time of the delivery thereof to the receiving party at the address of such party set forth above, (ii) if made by telex, telecopy or facsimile transmission, at the time that receipt thereof has been acknowledged by electronic confirmation or otherwise, (iii) if sent by overnight courier, on the next business day following the day such notice is delivered to the courier service, or (iv) if sent by registered or certified mail, on the 5th business day following the day such mailing is made.

SECTION 12.2 Entire Agreement. This Agreement, together with the Exhibits and Schedules, and the other documents executed, subsequent to the date hereof, in connection herewith (together, the "Documents") embodies the entire agreement and understanding between the parties with respect to the subject matter hereof and supersedes all prior oral or written agreements and understandings relating to the subject matter hereof. No statement, representation, warranty, covenant or agreement of any kind not expressly set forth in the Documents shall affect, or be used to interpret, change or restrict, the express terms and provisions of this Agreement.

SECTION 12.3 Modifications and Amendments. The terms and provisions of this Agreement may be modified or amended only by written agreement executed by the parties.

SECTION 12.4 Waivers and Consents. No failure or delay by a party hereto in exercising any right, power or remedy under this Agreement, and no course of dealing between the parties hereto, shall operate as a waiver of any such right, power or remedy of the party. No single or partial exercise of any right, power or remedy under this Agreement by a party hereto, nor any abandonment or discontinuance of steps to enforce any such right, power or remedy, shall preclude such party from any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. The election of any remedy by a party hereto shall not constitute a waiver of the right of such party to pursue other available remedies. No notice to or demand on a party not expressly required under this Agreement shall entitle the party receiving such notice or demand to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the party giving such notice or demand to any other or further action in any circumstances without such notice or demand. The terms and provisions of this Agreement may be waived, or consent for the departure therefrom granted, only by written document executed by the party entitled to the benefits of such terms or provisions. No such waiver or consent shall be deemed to be or shall constitute a waiver or consent with respect to any other terms or provisions of this Agreement, whether or not similar. Each such waiver or consent shall be effective only in the specific instance and for the purpose for which it was given, and shall not constitute a continuing waiver or consent.

SECTION 12.5 Assignment. Neither this Agreement, nor any right hereunder, may not be assigned by any of the parties hereto without the prior written consent of the other parties.

SECTION 12.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their permitted assigns, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement. Nothing in this Agreement shall be construed to create any rights or obligations except among the parties hereto, and no person or entity shall be regarded as a third-party beneficiary of this Agreement.

SECTION 12.7 Governing Law. This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the internal laws of the State of Delaware, without giving effect to the conflict of law principles thereof.

SECTION 12.8 Jurisdiction and Service of Process. Any legal action or proceeding with respect to this Agreement shall be brought exclusively in the courts of the State of Delaware or of the United States of America for the District of Delaware. By execution and delivery of this Agreement, each of the parties hereto accepts for itself and in respect of its property, generally and unconditionally, the jurisdiction of the aforesaid courts. The parties hereby irrevocably waive any objection or defense that they may now or hereafter have to the assertion of personal jurisdiction by any such court in any such action or to the laying of the venue of any such action in any such court, and hereby waive, to the extent not prohibited by law, and agree not to assert, by way of motion, as a defense, or otherwise, in any such proceeding, any claim that it is not subject to the jurisdiction of the above-named courts for such proceedings. Each of the parties hereto irrevocably consents to the service of process of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof by registered mail, postage prepaid, to the party at its address set forth in Section 12.1 hereof and irrevocably waive any objection or defense that it may now or hereafter have to the sufficiency of any such service of process in any such action. Nothing in this Section 12.8 shall affect the rights of the parties to commence any such action in any other forum or to serve process in any such action in any other manner permitted by law.

SECTION 12.9 Severability. If any court of competent jurisdiction shall finally determine that any provision contained in this Agreement shall be void or unenforceable in any respect, then such provision shall be deemed limited to the extent that such court determines it enforceable, and as so limited shall remain in full force and effect. In the event that such court shall determine any such provision, or portion thereof, wholly unenforceable, the remaining provisions of this Agreement shall nevertheless remain in full force and effect.

SECTION 12.10 Interpretation. The parties hereto acknowledge and agree that: (i) each party and its counsel reviewed and negotiated the terms and provisions of this Agreement (except with respect to the disclosure schedules regarding the Company's business which are the sole responsibility of the Company) and have contributed to its revision; (ii) the rule of construction to the effect that any ambiguities are resolved against the drafting party shall not be employed in the interpretation of this Agreement; and (iii) the terms and provisions of this Agreement shall be construed fairly as to all parties hereto and not in favor of or against any party, regardless of which party was generally responsible for the preparation of this Agreement.

SECTION 12.11 Headings and Captions. The headings and captions of the various subdivisions of this Agreement are for convenience of reference only and shall in no way modify, or affect, or be considered in construing or interpreting the meaning or construction of any of the terms or provisions hereof.

SECTION 12.12 Enforcement. Each of the parties hereto acknowledges and agrees that the rights acquired by each party hereunder are unique and that irreparable damage would occur in the event that any of the provisions of this Agreement to be performed by the other party were not performed in accordance with their specific terms or were otherwise breached. Accordingly, in addition to any other remedy to which the parties hereto are entitled at law or in equity, each party hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other party and to enforce specifically the terms and provisions hereof in any Federal or state court to which the parties have agreed hereunder to submit to jurisdiction.

SECTION 12.13 Reliance. The parties hereto agree that, notwithstanding any right of any party to this Agreement to investigate the affairs of any other party to this Agreement, the party having such right to investigate shall have the right to rely fully upon the representations and warranties of the other party expressly contained in this Agreement and on the accuracy of any schedule or other document attached hereto or referred to herein or delivered by such other party or pursuant to this Agreement.

SECTION 12.14 Expenses. Subject to the next sentence, each of the parties hereto shall pay its own fees and expenses (including the fees and/or commissions of any attorneys, advisors, brokers, finders, accountants, appraisers or others engaged by such party) (collectively, "Fees and Expenses") in connection with this Agreement and the transactions contemplated hereby whether or not the transactions contemplated hereby are consummated. Notwithstanding the foregoing, Principal Stockholder shall, prior to the Closing, pay and be solely responsible for all Fees and Expenses incurred by the Company, including, without limitation, all fees and commissions payable to Soundview Technology Group, Inc.

SECTION 12.15 Counterparts. This Agreement may be executed in one or more counterparts, and by different parties hereto on separate counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

SECTION 12.16 Appointment of Representatives. Each Stockholder (other than the Principal Stockholder) hereby appoints Noboru Hiraguri (the "Representative"), as his or its agent and attorney-in-fact to receive all notices and service of process and to give notice and service of process to Acquiror and/or the Company and to take any action and execute any and all documents and instruments in connection with this Agreement (including, without limitation, all documents to be executed by the Stockholders and delivered at the Closing and contemplated hereby, together with all amendments hereto and thereto) and the transactions contemplated herein as said Representative deems necessary or desirable. The Representative hereby represents that he has been so appointed as agent and attorney-in-fact. The parties recognize and acknowledge that the powers and authority granted the Representative are terminable upon delivery of written notice of termination to the Representative and Acquiror. Acquiror shall be entitled to rely upon, and shall be fully protected in so relying, as fully binding upon the Stockholders, on any instrument or document executed, or any decision made, by the Representative prior to termination of his authority.

SECTION 12.17 Further Assurances. In case at any time any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties hereto will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefor under Article VIII above).

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[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

JDS UNIPHASE CORPORATION

By: /s/ Michael C. Phillips

JDS UNIPHASE ACQUISITION, INC.

By:/s/ Michael C. Phillips

EPITAXX, INC.

By:/s/ Noboru Hiraguri

PRINCIPAL STOCKHOLDER:

NSG HOLDING USA, INC.

By:

Stockholders:

/s/ Noboru Hiraguri

____________________________________________

Noboru Hiraguri

/s/ Yves Dzialowski

____________________________________________

Yves Dzialowski

/s/ James Coleman

____________________________________________

James Coleman